Certain information in this document marked with “[Redacted]” has been excluded pursuant to Item 601(b)(2) of Regulation S-K. Such excluded information is not material and is treated by the registrant as private and confidential.

Exhibit 2.2

EQUITY PURCHASE AGREEMENT

by and between

Felix Global Holdings, Corporation

as Seller

Campbell Soup Supply Company LLC

as Purchaser

relating to

La Regina Atlantica, LLC

December 8, 2025

Table of Contents

1. DEFINITIONS AND INTERPRETATION	3

2. SCOPE OF THE AGREEMENT	15

3. RIGHT OF DESIGNATION	16

4. WAIVERS	16

5. PURCHASE PRICE	17

6. CONDITIONS PRECEDENT	18

7. NO LEAKAGE	19

8. INTERIM PERIOD	21

9. CLOSING	24

10. REPRESENTATIONS AND WARRANTIES OF SELLER	27

11. REPRESENTATIONS AND WARRANTIES OF PURCHASER	27

12. INDEMNIFICATION BY SELLER	28

13. SPECIAL INDEMNITY EVENTS	33

14. POST CLOSING COVENANTS OF SELLER	34

15. MISCELLANEA	36

16. TAX MATTERS	42

This sale and purchase agreement, dated December 8, 2025 (the “Agreement”) is entered into,

BY AND BETWEEN

Felix Global Holdings, Corporation, a Delaware Corporation (“Seller”); and

Felice Romano, [Redacted] (“FR”), solely for purposes of Clause 14.1.1;

- on one side -

and

Campbell Soup Supply Company LLC, a Delaware limited liability company (“Campbell’s” or “Purchaser”);

- on the other side -

(for the purposes of this Agreement, Seller and the Purchaser are hereafter also jointly referred to as the “Parties” and each as a “Party”).

WHEREAS:

(A)

La Regina di San Marzano di Antonio Romano S.p.A., a company organized under the laws of Italy, with registered office in Scafati (SA), [Redacted] (“the “La Regina SPA”) and La Regina Atlantica, LLC, a Georgia limited liability company (“La Regina” or the “Company”) are leading companies in the production of ready-to-eat tomato-based pasta sauces, obtained from the transformation of peeled tomatoes (“Company’s Business”).

(B)	Seller owns 100% (one-hundred percent) of the issued and outstanding membership interests in La Regina.

(C)	The Purchaser is a member of the group fully Controlled by The Campbell’s Company (respectively, the “Campbell’s Group” and the “The Campbell’s Company”).

(D)

From July 18, 2025, up to November 28, 2025, the Purchaser, directly and through its advisors: (i) had access to a virtual data room hosted by Data Site (“VDR”) and containing business, HR, legal, financial, tax, accounting and environmental data, information and documents relating to the Company and La Regina SPA uploaded by Seller and its advisors, on the basis of the requests posed by the Purchaser and its advisors; (ii) had the opportunity to submit further questions and meet the advisors of Seller and the management of the Company to obtain clarifications and answers relating to the Company and the data room documents ((i) and (ii) collectively defined as “Due Diligence Information and Documents”); and (iii) conducted due diligence on the Company (the “Due Diligence”), which included the review of the Due Diligence Information and Documents. The Due Diligence Information and Documents have been recorded in a dedicated unmodifiable USB Key certified by Data Site and will be delivered in several identical copies by same to Seller and the Purchaser within 5 (five) Business Days from the date hereof, with the certification by Data Site that the cut-off date of the Due Diligence Information and Documents in the USB Key is the date of this Agreement.

(E)

Concurrently with the completion of the La Regina Atlantica Transaction (as defined below), The Campbell’s Company, through its subsidiary Campbell Investment Company, a Delaware corporation (“CIC”), will acquire 49% of the issued and outstanding equity of La Regina SPA from La Regina SPA’s shareholders. On the date hereof and concurrently with the execution of this Agreement, CIC and shareholders of La Regina SPA will enter into the sale and purchase agreement concerning La Regina SPA attached under Schedule (E) (the “Italian SPA”) whereby, among other things, CIC agrees to acquire from the shareholders party to the Italian SPA (the “shareholders”, each of which agrees to sell, 49% (forty-nine percent) of the issued and outstanding shares of La Regina SPA, it being understood that the purchase price will be paid in two tranches as follows: (i) a portion of the purchase price representing 25% (twenty-five percent) of the equity value of La Regina SPA on the Closing Date, and (ii) a portion of the purchase price representing 24% (twenty-four percent) of the equity value of La Regina SPA 12 (twelve) months after the Closing Date (i.e., on the First Anniversary Date). Pursuant to the shareholders agreement attached to the Italian SPA, CIC and the shareholders have further agreed on the terms and conditions of the corporate governance of La Regina SPA including inter alia the terms and conditions by which FR, AR and LR will act as managers of LA Regina SPA, and the sale and purchase of the remaining stake of 51% (fifty-one percent) of the share capital of La Regina SPA to be effected through a call and put option mechanism (the “Italian Transaction”).

(F)	This Agreement is entered into to set forth the terms and conditions upon which the Parties have agreed to carry out a transaction consisting of:

(i)

the sale, by Seller, and the purchase, by the Purchaser, of 49% (forty-nine percent) of the issued and outstanding membership interests of the Company, it being understood that the purchase price will be paid in two tranches as follows: (i) the First Tranche Purchase Price (as defined below) equal to 25% (twenty-five percent) of the equity value of the Company on the Closing Date (as defined below), and (ii) the Second Tranche Purchase Price (as defined below) equal to 24% (twenty-four percent) of the equity value of the Company 12 (twelve) months after the Closing Date (i.e. on the First Anniversary Date, as defined below); and

(ii)

the regulation of the corporate governance of the Company pursuant to the A&R Operating Agreement (as defined below), including the terms and conditions by which FR, AR and LR will act as managers of the Company as well as the other rights and obligations of the Parties in connection with the Transaction; and

(iii)

the sale and purchase of the remaining stake of 51% (fifty-one percent) of the membership interests of the Company to be effected through a call and put option mechanism as set forth in the Options Agreement (as defined below),

(the “La Regina Atlantica Transaction” and, jointly with the Italian Transaction, the “Transaction”).

NOW THEREFORE, THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.

In this Agreement (including the Schedules and their Appendices), in addition to the capitalized terms and expressions as are defined elsewhere in this Agreement, the following capitalized terms and expressions shall have the following meaning (such meanings to be equally applicable to both the singular and plural forms of the defined terms):

1.1.1.	“Action” means any action, claim, charge, complaint, audit, investigation, inquiry, suit, arbitration or other proceeding by or before any court or other governmental Authority.

1.1.2.

“Affiliate”: means, with respect to any Person an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

1.1.3.	“Agreement”: means this sale and purchase agreement.

1.1.4.	“Amended and Restated Supply Agreement”: means the amendment to the Manufacture and Supply Agreement Amendment, a copy of which is attached hereto under Schedule 1.1.4.

1.1.5.

“Anti-Corruption Laws” means applicable Laws related to bribery, corruption, kickbacks, money laundering, racketeering, fraud, or other improper payments, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

1.1.6.	“AR”: mean Antonio Romano, [Redacted].

1.1.7.	“AR Management Agreement”: means the management agreement to be entered into on the Closing Date between the Company and AR, as site operation director of La Regina SPA, attached to the Italian SPA.

1.1.8.

“Authority”: means any competent United States federal, state, municipal or local, Italian, EU, the United States, or other domestic or foreign or supranational governmental, judicial, legislative, tax, regulatory, state, labor, social security, supervisory or administrative authority or any subdivision, agency, commission, court or office thereof, including any antitrust authority, having competent jurisdiction over the Company.

1.1.9.

“Authorization”: means any authorization, concession, license, consent, permission, permit, approval, registration, recognition, exemption, notification or membership of an Authority or similar status.

1.1.10.	“A&R Operating Agreement”: means the operating agreement entered into among the Parties on the Closing Date in the form attached hereto as Schedule 1.1.10.

1.1.11.	“Business Day”: means any day, except Saturday, Sunday or any day on which banks are generally not open for ordinary business in Salerno (Italy) and New York (USA).

1.1.12.	“Campbell’s Business”: means manufacturing and marketing of high-quality, branded food and beverage products across two main divisions, Meals and Beverages and Snacks.

1.1.13.	“Campbell’s Group”: has the meaning set forth in Recital (C).

1.1.14.	“CIC”: has the meaning set forth in Recital (E).

1.1.15.

“Closing”: means the sale and delivery to the Purchaser of the membership interests of the Company, the payment by the Purchaser to Seller of the First Tranche Purchase Price in accordance with Clause 5, as well as the completion of (i) all the activities envisaged under Clause 9.2 and (ii) all other formalities and the performance of all other obligations instrumental in bringing into effect and making enforceable against the Company and the third parties such purchase and sale.

1.1.16.	“Closing Date”: has the meaning set forth in Clause 9.1.

1.1.17.	“Company” or “La Regina”: has the meaning set forth in Recital (A).

1.1.18.	“Company’s Business”: has the meaning set forth in Recital (A).

1.1.19.	“Conditions Precedent” and “Condition Precedent”: have the meaning set forth in Clause 6.1.

1.1.20.	“Confidential Information”: has the meaning set forth in Clause 15.2.1.

1.1.21.

“Control”: means the power or authority to direct, manage, govern, or restrict the affairs, business, policies, or decisions of an entity or person, either directly or indirectly. Therefore, for instance, “controlled” companies are those: (i) where another Person holds the majority of voting rights exercisable at the ordinary members’ meeting; (ii) where another Person holds voting rights sufficient to exercise a dominant influence in the ordinary members’ meeting, and (iii) companies under the dominant influence of another Person as a consequence of specific contractual relationships with it. For the purpose of items (i) and (ii) above, the voting rights held by Controlled companies, fiduciary companies and intermediaries are also computed, while voting rights held on behalf of third Persons are not. The term “controlled” or “controlling” shall be interpreted accordingly.

1.1.22.

“Dangerous Substance”: means any natural or artificial substance or thing (whether in the form of a solid, liquid, gas, vapor, or any other form), which is: (i) capable (alone or in combination) of causing harm to any living organism or damaging the environment or the public health, including, but not limited to, controlled, special, hazardous, polluting, toxic or dangerous substances (including per- and polyfluoroalkyl substances), waste, radiation, electricity or heat; and/or (ii) regulated by or under any Environmental Laws.

1.1.23.

“Data Protection Laws”: means, regardless of jurisdiction, any and all applicable Laws, legal requirements and binding guidelines and standards relating to the Processing of any Personal Data (e.g., GDPR, Legislative Decree No. 196/2003) and related guidelines, provisions and measures (e.g., those issued by competent Data Protection Authorities or the European Data Protection Board), and any and all applicable Laws relating to breach notification, or the use of Personal Data for marketing purposes.

1.1.24.	“Data Protection Requirements”: has the meaning set forth in Clause 24.1.

1.1.25.	“Designation Notice”: has the meaning set forth in Clause 3.1.

1.1.26.	“Designee”: has the meaning set forth in Clause 3.

1.1.27.	“Due Diligence”: has the meaning set forth in Recital (D).

1.1.28.	“Due Diligence Information and Documents”: has the meaning set forth in Recital (D).

1.1.29.	“Employee”: has the meaning set forth in Schedule 10.1, Clause 17.1.

1.1.30.

“Encumbrance”: means (a) any mortgage, charge, lien, pledge, deed of trust, covenant, servitude, debts, claims, security interests, attachment, seizure or other encumbrance securing any obligation of any Person; (b) any option, right to acquire, right of pre-emption, right of set-off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person; (c) any assignment, hypothecation, title retention, claim, restriction, power of sale or any type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person; or (d) any usufruct, title defects, burden, encroachment, charge, right to possession, burden, easement or any other third party right, including any in rem right or enjoyment right.

1.1.31.	“Environmental Law”: means all Laws concerning pollution, protection of the environment or natural resources, and human health and safety as it relates to exposure to Dangerous Substances.

1.1.32.	“ERISA” means the Employee Retirement Income Security Act of 1974.

1.1.33.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer or common Control with the Company under Section 414 of the Code.

1.1.34.	“Euros”: means the lawful currency of the European Union as at the date of this Agreement.

1.1.35.	“Executive Acts”: has the meaning set forth in Clause 9.3(b).

1.1.36.	“Felix”: has the meaning specified in the introductory part of this Agreement.

1.1.37.	“Financial Arrangements”: has the meaning set forth in Clause 16.1 of Schedule 10.1.

1.1.38.

“Financial Lease Agreement”: means those certain Bacon County Development Authority Taxable Revenue Bonds, dated as of December 13, 2023, issued by the Bacon County Development Authority to the Company, and related documentation.

1.1.39.	“First Anniversary Date”: means the date falling on the first anniversary of the Closing Date.

1.1.40.	“First Tranche Base Price”: has the meaning set forth in Clause 5.1.

1.1.41.	“First Tranche Purchase Price”: has the meaning set forth in Clause 5.1(a).

1.1.42.

“Food Laws”: means all applicable Laws relating to the processing, blending, use, manufacture, packaging, licensing, labeling, storage, distribution or sale of any Products, including but not limited to: the applicable laws administered by the U.S. Food and Drug Administration (FDA), the U.S. Department of Agriculture (USDA), the Federal Trade Commission (FTC), and any similar Authorities (e.g., California Prop 65 compliance) where any Products are sold.

1.1.43.	“FR”: has the meaning specified in the introductory part of this Agreement.

1.1.44.

“FR Management Agreement”: means the management agreement to be entered into on the Closing Date between the Company and FR, as chairman and chief executive officer of La Regina SPA, attached to the Italian SPA..

1.1.45.	“Fundamental Warranties”: has the meaning set forth in Clause 12.2.1.

1.1.46.	“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.1.47.	“ICC”: has the meaning set forth in Clause 15.17.

1.1.48.

“Independent Auditor”: means an independent auditing company of international repute, as may be agreed in writing by the Parties or, failing agreement within 5 (five) Business Days of the date on which either Seller or Purchaser propose such an independent auditing company in writing to the other Party; provided that Ernst & Young, KPMG and any accounting firm engaged by the Company are ineligible to serve as the Independent Auditor. If the Independent Auditor requires the execution of an engagement letter or similar agreement as the condition for its agreeing to perform the services under this Agreement, the Parties agree to negotiate the engagement letter with the Independent Auditor in good faith in accordance with the applicable provisions of this Agreement and consistent with the terms and conditions generally applied by the Independent Auditor to similar engagements, to the extent that such terms and conditions do not conflict with the provisions of this Agreement, it being understood that if either Party does not execute such engagement letter the other Party will be entitled to sign such engagement letter and to instruct the Independent Auditor to act also on behalf of such Party which has not executed the engagement letter.

1.1.49.

“Intellectual Property”: means all intellectual property rights and industrial property rights throughout the world, including (i) trademark rights, whether registered or unregistered, in brand names, service marks, certification marks, collective marks, Internet domain names, logos, slogans, symbols and trade dress, and other indicators of the commercial source or origin of a product or service, all registrations, renewals and applications for registration of the foregoing, together with all goodwill associated with the foregoing (collectively, “Marks”), (ii) rights under patents, patent applications, including utility and design patents and other rights with respect to utility models, registered designs, invention disclosures and plant varieties, and all rights to claim priority from any of the foregoing (collectively, “Patents”), (iii) rights in trade secrets, know-how and other confidential and proprietary information, including ideas, know-how, inventions, methods, procedures, processes, techniques, formulae, designs, models, recipes, and plans, (iv) copyrights and equivalent rights in works of authorship (including software), and rights in design, and including all registrations and applications therefor and moral rights or equivalent rights (collectively, “Copyrights”), (v) Internet domain names and social media accounts, (vi) intellectual property rights arising from software and technology, (viii) rights of privacy and publicity, and (ix) any and all similar, corresponding or equivalent intellectual or proprietary rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.

1.1.50.	“Interim Period”: means the period commencing on the Signing Date and ending on the Closing Date.

1.1.51.	“La Regina SPA”: has the meaning set forth in Recital (A).

1.1.52.	“La Regina Atlantica Transaction”: has the meaning set forth in Recital (F).

1.1.53.	“La Regina Inc.”: means La Regina di San Marzano USA, Inc., a New York corporation.

1.1.54.	“Labor Agreement”: means any collective bargaining agreement or contract with any labor union, labor organization or works council.

1.1.55.

“Law”: means any legislation, law, statute, regulation, norm, decree, code, act, order, injunction, ruling, award, writ, ordinance, deed and directive, rules of common law, and/or judgments, as well as any judicial or administrative interpretation of each of the foregoing, whether supra-national, European, United States, national, regional and/or local, including conventions and other agreements between states, or between states and the European Union, United States of America or other supranational bodies, and/or any order of any competent Authority that is binding for the reference Persons and/or applicable to the reference circumstances in the context where the definition is used in this Agreement.

1.1.56.	“Leakage” means any of the following actions occurred in the period between the Locked Box Date and the Closing Date:

(a)

any payment or declaration of any dividends (whether in cash or in kind), reserves, repayment of member loans (both in terms of principal amount and interests) or similar distribution, or any reduction or redemption of the paid-up registered capital of the Company;

(b)	any issuing of instruments or granting of other equity interests by the Company;

(c)	the granting of any loan by the Company to Seller’s Related Parties, including their respective members;

(d)

any payments, or undertakings to pay, whether in cash or in kind (including without limitation in form of waivers, releases, deferrals, discounts, write-offs, promises, declarations of assumptions, coverage of cost and expenses or other beneficial measures), by the Company to Seller’s Related Parties, including their respective members;

(e)

any assumption, discharge, guarantee, indemnification, incurring or increase of any liability by the Company, including any contingent liability or off-balance sheet liability, vis-à-vis Seller’s Related Parties, including their respective members;

(f)

any commission, rebate, discount, bonus or amount (whether in cash or in kind) paid by the Company to any Person, including advisors or brokers, as an incentive to enter into, complete, or otherwise triggered by, the transactions contemplated in this Agreement;

(g)	costs, fees or other compensations (including bonuses and success fees) to external advisors paid or incurred by the Company in connection with the Transactions;

(h)

payment of any bonus or other compensation by the Company to directors or Employees in connection with the Transaction (including the employer portion of any employment, payroll, social security, Medicare, national insurance contributions, unemployment or other Taxes or similar obligations associated with such amounts);

(i)	any cost or Tax incurred by the Company as a consequence of any of the foregoing; and

(j)	any agreement or undertaking to do any of the foregoing.

1.1.57.	“Leakage Adjustment”: has the meaning set forth in Clause 7.3.

1.1.58.	“Leakage Claim”: has the meaning set forth in Clause 7.3.

1.1.59.	“Leakage Claim Term”: has the meaning set forth in Clause 7.4.

1.1.60.	“Leakage Disputed Matters”: has the meaning set forth in Clause 7.5.

1.1.61.	“Locked Box Accounts”: means the unaudited financial statements of the Company for the financial year ending on December 31, 2024

1.1.62.	“Locked Box Date”: means June 30, 2025.

1.1.63.	“Long-Stop Date”: has the meaning set forth in Clause 6.1.

1.1.64.

“Loss”: means any damage, loss (including loss of profits), cost (including reasonable and properly incurred legal costs and experts’ and consultants’ fees), penalty, fine, charge, surcharge, expense, claim, demand, liability, duty, and obligation of every nature (including social security ones), whether deriving from contract, common or civil law, statute or otherwise.

1.1.65.	“LR”: means Luigi Romano, [Redacted].

1.1.66.

“LR Management Agreement”: means the management agreement to be entered into on the Closing Date between the Company and LR, as business development director of La Regina SPA, attached to the Italian SPA.

1.1.67.	“Management Agreements”: means, collectively, the FR Management Agreement, the LR Management Agreement and the AR Management Agreement.

1.1.68.

“Manufacture and Supply Agreement Amendment”: means the product manufacture and supply agreement entered into on January 1, 2018, between La Regina Inc., as supplier, La Regina SPA, as manufacturer, and Purchaser, as successor-in-interest to Rao’s Specialty Foods Inc. (a company of the Campbell’s Group), as client, as subsequently amended and supplemented.

1.1.69.

“Material Adverse Change”: means any negative and unforeseeable event that, based upon objective circumstances, actually results in a durable material adverse effect on the economic results and/or on the financial conditions of the Company and/or La Regina SPA (taken as whole) occurred during the Interim Period and/or likely of causing a material reduction, break-down or discontinuation of the production capacity of the Company and/or La Regina SPA (such as, but not limited to, acts of war, sabotage, terrorism or military actions, pandemics, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, material changes - or threat of changes - in customs’ duties and/or tariffs and wild fires), provided that, only with respect to material changes – or threat of changes – in customs’ duties and/or tariffs, such effect and/or reduction shall be deemed material if and only if it results, or would reasonably be expected to result, in a reduction of the EBITDA of the Company and La Regina SPA by at least 40% (forty percent), compared to the EBITDA stated in the Locked Box Accounts.

1.1.70.

“Material Contracts” – means (i) any agreement with suppliers to which the Company is a party that generated costs for the Company exceeding US Dollars (or its currency equivalent) 1,000,000 in 2024, (ii) any agreement containing (A) any grant by any Person to the Company of any right or license with respect to any Intellectual Property of any Person, or (B) any grant to any Person by the Company of any right or license with respect to any Intellectual Property (each such agreement, an “IP License”), other than, in the case of (A), licenses for open source software or off-the-shelf software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $50,000, and in the case of (B), non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business that do not permit further resale or distribution, (iii) any Labor Agreement; (iv) any contract that is for the employment or engagement of any current director, officer, employee or independent contractor of the Company (A) at annual compensation in excess of $150,000 or (B) that provides for any severance of termination payment; (v) any contract that is a settlement, conciliation or similar agreement with any governmental authority pursuant to which the Company will have a material outstanding obligation following the execution of this Agreement, (vi) Lease Agreement, dated as of December 1, 2023, by the between Bacon County Development Authority, as lessor, and the Company, as lessee, for that certain real property located at 135 Industrial Drive, Alma, GA 31510 and (vi) the Financial Lease Agreement.

1.1.71.	“Notice of Challenge”: has the meaning set forth in Clause 7.5.

1.1.72.	“Notice of Claim” has the meaning set forth in Clause 12.3.1.

1.1.73.	“Notified Leakage Amount”: has the meaning set forth in Clause 7.2.

1.1.74.	“NR”: means Natalina Romano, [Redacted].

1.1.75.

“Options Agreement”: means the agreement to be entered into among the Parties at the Closing Date, regulating the call option to be granted in favor of the Purchaser and the put option to be granted in favor of Seller, in the form attached hereto as Schedule 1.1.75.

1.1.76.

“Ordinary Course of Business”: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is taken in the ordinary course of the normal, day-to-day, operations of such Person acting reasonably, in a prudent and responsible manner and in any case in compliance with applicable Laws and consistently with the past practice; and (b) does not require authorization by such Person’s board of directors (or equivalent governing body) or its stockholders, members, or other equity-holders (or any Person or group exercising similar authority), other than approvals that are routine and customarily obtained in the ordinary course of business.

1.1.77.

“PAA”: means Performance and Accountability Agreement, dated as of October 19, 2020, by and among the Bacon County Development Authority, the Georgia Department of Community Affairs, the Company and La Regina Inc.

1.1.78.	“Parties” and “Party”: have the meanings specified in the introductory part of this Agreement.

1.1.79.	[Reserved]

1.1.80.

“Person”: means any individual, company, firm, general or limited partnership, joint venture, corporation, proprietorship, association, trust, governmental body, agency or institution of a government, or any other organization or entity, public or private.

1.1.81.

“Personal Data”: means all information in any form or media that identifies, could be used to identify or is otherwise related to any individual person or household, in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company in any of its privacy policies, notices or contracts.

1.1.82.

“Processing”: means any operation or set for operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

1.1.83.	“Products”: means all products manufactured, processed, packaged, stored, sold or distributed by or on behalf of the Company.

1.1.84.	“Purchase Price”: has the meaning set forth in Clause 5.1(b).

1.1.85.	“Purchaser” or “Campbell”: has the meanings specified in the introductory part of this Agreement.

1.1.86.	“Registered Intellectual Property”: has the meaning set forth in in Clause 13.1.

1.1.87.

“Regulatory Law” means the HSR Act, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act, and all other Laws that are designed or intended to (A) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening competition through merger or acquisition (including all antitrust, competition, merger control, and trade regulation Laws) or (B) protect the national security or the national economy of any nation, or prohibit, restrict or regulate foreign investment.

1.1.88.

“Related Party” means, with respect to any Person, (a) such Person’s Affiliates; (b) the direct or indirect equity-holders, beneficial owners, partners, members, managers, directors, officers, and employees of such Person and its Affiliates; and (c) any Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person.

1.1.89.	“Relevant Percentage”: means the percentage of membership interests of La Regina owned, from time to time, by the Purchaser.

1.1.90.	“Representatives”: has the meaning set forth in Clause 15.2.2.

1.1.91.	“Resigning Managers”: has the meaning set forth in Clause 9.2(a)(iv).

1.1.92.	“Restricted Activity”: has the meaning set forth in Clause 14.1.1(a).

1.1.93.	“Second Tranche Purchase Price”: has the meaning set forth in Clause 5.1(b).

1.1.94.	“Seller”: has the meanings specified in the introductory part of this Agreement.

1.1.95.	“Seller’s Bank Account”: means the following bank accounts opened in the name of the Seller:

Seller	Bank	Account Info
Felix Global Holding, Corporation	[Redacted]	[Redacted]

1.1.96.	“Seller’s Warranties”: has the meaning set forth in Clause 10.1.

1.1.97.	“Signing Date”: means the date on which this Agreement is executed and entered into by the Parties by way of exchange of business correspondence.

1.1.98.	“Special Indemnity Events”: has the meaning set forth in Clause 13.1.

1.1.99.

“Special Taxes”: means any Taxes imposed on Company that are attributable to (i) any Tax period that ends on or before the Closing date and (ii) in the case of any Tax period that that begins on or before and ends after the Closing Date, the portion of such period that ends on the Closing Date.

1.1.100.	“Tax”: means:

(a)

all amounts in the nature of taxation, whether charged, imposed, levied, withheld, collected or assessed, final or on account, by reference to gross or net income, gross receipts, turnover, gains, asset values, capital, sales, goods and services, use, ad valorem, franchise, license, employment, payroll, premium, value added or other reference (including without limitation, corporate income tax, value-added tax, business taxes, unclaimed property, escheat, real estate or windfall profits taxes, surtaxes, environmental transfer taxes, transfer taxes (e.g. stamp tax, documentary tax, real estate transfer tax, mortgage taxes, registration tax, financial transaction tax), taxes on productive activities (e.g. IRAP), social security taxes, national health contribution, pension and employment insurance contributions, any other employment-related contributions, payroll taxes or income taxes paid on behalf of any employee, customs, duties or similar fees, excise tax, local or regional taxes) wherever chargeable or imposed by any Tax Authority and whether of the United States, any state or locality in the United States or any other jurisdiction irrespective of the Person against whom the same are directly or primarily chargeable including any amounts of taxes for which there is joint and several liability; and

(b)	any penalty, fine, surcharge, interest, charge and/or cost payable in connection with any taxation within letter (a) above.

1.1.101.	“Tax Allocation Schedule”: has the meaning set forth in Clause 16.1.2.

1.1.102.	“Tax Authority”: means any Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

1.1.103.	“Tax Credit”: means all Tax credits that the Company has accrued and/or booked and/or claimed up to the Closing Date, including, but not limited to, any R&D Tax credit and any Tax credit investment.

1.1.104.	“Territory”: means Europe and North America.

1.1.105.	“The Campbell’s Company”: has the meaning set forth in Recital (C).

1.1.106.	“Third Party Claim”: has the meaning set forth in Clause 12.3.1.

1.1.107.

“Trade Restrictions”: means all applicable Laws and regulations with regard to the supply, sale, transfer, export, re-transfer, re-export or import of material and immaterial goods (including, but not limited to, finished goods, raw materials, spare parts, tools, services, software, technologies). Applicable Laws and regulations include those relating to trade sanctions (including, but not limited to, comprehensive or sectoral embargoes and restricted persons), import and customs, and export controls (including, but not limited to, military or dual usage products), altogether defined hereafter as “Trade Restrictions”. For the avoidance of doubt, all applicable laws and regulations could include those originating out of the United Nations, the European Union, the OSCE, or the United States of America and expressly include the Russia Sanctions Regulations.

1.1.108.	“Transaction”: has the meaning set forth in Recital (F).

1.1.109.	“Transferred Interests”: has the meaning set forth in Clause 2.1.

1.1.110.	“Treasury Regulation”: means the regulations, including proposed and temporary regulations, promulgated under the US Tax Code by the United States Department of the Treasury.

1.1.111.

“U.S. Benefit Plan” means each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and each other retirement, supplemental retirement, deferred compensation, employment, consulting, collective bargaining, bonus, incentive compensation, stock purchase, employee stock ownership, equity, equity-based or cash incentive, severance, separation, termination, change in Control, transaction, retention, “stay,” Tax gross-up, employee loan, health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, individual or broad-based, which is maintained, sponsored, contributed to, or required to be contributed to, by the Company, or with respect to which the Company or any of its subsidiaries has any direct or indirect present or future liability (contingent or otherwise).

1.1.112.	“US Dollars”: means the lawful currency of the United States of America on the date of this Agreement.

1.1.113.	“US GAAP”: means the generally accepted accounting principles used in the United States.

1.1.114.	“US Tax Code”: means the United States Internal Revenue Code of 1986, as amended.

1.1.115.	“VDR”: has the meaning set forth in Recital (D).

1.1.116.	“WARN Act”: means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Laws.

1.2.	Interpretation

1.2.1.	In this Agreement, unless otherwise specified:

-	references to Schedules, Recitals and Clauses are to the Schedules of, and Recitals to, and Clauses of, this Agreement. The Recitals form an integral part of this Agreement;

-

references to this Agreement, or to any other document, or to any specified provision of this Agreement, or any other document, are to this Agreement, that document or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

-

references to any Law shall be construed as references to such Law as it has been, or may from time to time be, amended, supplemented, modified or re-enacted and to any subordinate legislation from time to time made under the relevant Law (as so amended, modified or re-enacted);

-	the headings are inserted for convenience only and shall not affect the interpretation or construction of this Agreement;

-	references to any gender shall include all genders, and references to the singular include the plural and vice versa;

-	references to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”;

-	references to “writing” or “written” include any non-transient means of representing or copying words legibly;

-

any reference in this Agreement to a “day” or number of “days”, without the explicit qualification of Business Day(s), will be interpreted as a reference to a calendar day or number of calendar days. When calculating the period of days before which, by which or following which any act is to be done or any step is to be taken under this Agreement, the day that is the reference date in calculating such term will be excluded. If the last day of the relevant term is not a Business Day, the relevant term will end on the next following Business Day;

-

the language throughout this Agreement shall in all cases be construed as a whole, in accordance with fair meaning and without any presumption that the terms hereof shall be more strictly construed against one Party than the other by reason of the rule that a document is to be construed more strictly against the Party who has prepared it, it being acknowledged that both Parties have participated in the drafting and negotiation of this Agreement; and

-	the words “herein”, “hereunder”, “hereto”, “hereby” and “hereof” shall mean in this Agreement, under this Agreement, to this Agreement, by this Agreement and of this Agreement.

1.3.	Schedules

1.3.1.	The following schedules (and their appendices) form an integral part of this Agreement:

Schedule	Title
Schedule E	Italian SPA

Schedule 1.1.4.	Amended and Restated Supply Agreement

Schedule 1.1.10	A&R Operating Agreement

Schedule 1.1.75	Options Agreement

Schedule 5.4	Equity Term Sheet

Schedule 8.5	Contract Notices

Schedule 8.6	Data Protection actions and requirements

Schedule 8.7	Inventory Counting Procedures

Schedule 9.2(a)(iv)	Resigning directors/auditors’ form of resignation letter

Schedule 10.1	Sellers’ Warranties

2.	SCOPE OF THE AGREEMENT

2.1.	Object and consent

In accordance with the terms and subject to the conditions set forth in this Agreement, on the Closing Date (i) Seller shall sell and transfer to the Purchaser all of its right, title and interest in 49% (forty nine percent) of the membership interests of La Regina (the “Transferred Interests”), free and clear from any Encumbrances, and (ii) the Purchaser shall purchase and, subject to the terms and conditions of this Agreement, accept the Transferred Interests from Seller, free and clear from any Encumbrance and be admitted as a member of the Company.

2.2.	Effectiveness of the transfer of the Transferred Interests

The transfer of the Transferred Interests, both between the Parties and against third parties, will be effective as of the Closing Date.

2.3.	Economic benefit

All the Transferred Interests will be transferred to the Purchaser with right to dividends and distributions from the Closing Date, it being therefore understood that the financial result of the financial year current at such dates and any dividends, profits and other distributions of any nature whatsoever and howsoever resolved upon, approved for payment or actually paid after such dates, shall be payable to the Purchaser even if they relate to previous financial years or previous parts of the financial year current at such dates.

3.	RIGHT OF DESIGNATION

The Purchaser may designate a wholly owned Affiliate (the “Designee”) to purchase, in whole or in part, the Transferred Interests from Seller, provided that such designation shall be made in accordance with the following provisions:

3.1.

the designation shall be deemed validly made if notified in writing to Seller together with the written unconditional acceptance by the Designee of the designation and of all the terms and conditions of this Agreement (the “Designation Notice”);

3.2.	the Purchaser shall deliver to Seller the Designation Notice no later than 2 (two) Business Days prior to the Closing Date; and

3.3.

the Designee shall acquire all rights and assume all obligations of Purchaser under this Agreement - with respect to the Transferred Interests to be actually purchased by the Designee pursuant to the Designation Notice only - effective as of the date on which the Designation Notice is received by Seller, and Purchaser shall be released and discharged from any and all obligations vis-à-vis Seller arising hereunder. Following receipt by Seller of the Designation Notice, with respect to the Transferred Interests to be actually purchased by the Designee pursuant to the Designation Notice only, any reference to the Purchaser under this Agreement shall be construed as a reference to the Designee (except for any reference to the Purchaser under Clause 15, which shall be construed as a reference to both the Purchaser and the Designee).

4.	WAIVERS

By executing this Agreement, Seller expressly (a) consents to the sale and purchase of the Transferred Interests under this Agreement, including for purposes of any transfer restriction set forth in the operating agreement of the Company or any members’ agreement or any other agreement to which Seller is a party, (b) waives any right of Seller to purchase, sell or otherwise transfer Transferred Interests under the operating agreement of the Company, any members’ agreement or any other agreement to which Seller is a party, including any right of consent, pre-emption right, or withdrawal right, with respect to the sale and purchase of the Transferred Interests under this Agreement, (c) waives compliance with any notice requirement or procedure (including with respect to any right of consent, pre-emption right, or withdrawal right) that may be applicable under the operating agreement of the Company or any members’ agreement or any other agreement to which Seller is a party, with respect to the sale and purchase of the Transferred Interests under this Agreement, (d) confirms that the price agreed as the consideration for its Transferred Interests pursuant to this Agreement is in lieu of any consideration it may have otherwise had the right to receive pursuant to the operating agreement of the Company (as the case may be) and/or any members’ or other agreement concerning its Transferred Interests to which she/he/it is a party, and accordingly, expressly and irrevocably waives any such right to receive such consideration, and (e) agrees that Seller shall not (and shall cause its Affiliates not to) bring any claim against any Person of the Campbell’s Group, the Company or any of their respective Affiliates related to, arising out of, or in connection with the allocation of the Purchase Price as among Seller and/or any of its Affiliates or direct or indirect investors (and/or any other current or former direct or indirect investors in the Company) and/or any current, future or former, investors, directors, officers, Employees, managers and/or other Representatives of any of the foregoing. Seller shall deliver to the Purchaser on the Closing Date any document concerning any consent and/or waiver necessary or appropriate to consummate the transfer of the Transferred Interests in accordance with the terms and conditions set forth in this Agreement, in the form reasonably requested by the Purchaser.

5.	PURCHASE PRICE

5.1.	As full and final consideration for the Transferred Interests, Purchaser shall pay Seller the following amounts in the following tranches:

(a)	the purchase price payable on the Closing Date by Purchaser to Seller (the “First Tranche Purchase Price”) shall be equal to:

(i)	USD 27,551,740.70 (the “First Tranche Base Price”);

less (-)

(ii)	any Notified Leakage Amount (if any);

(b)

the purchase price payable on the First Anniversary Date by Purchaser to Seller shall be equal to USD 26,449,671.08 (the “Second Tranche Purchase Price” and, together with the First Tranche Purchase Price, the “Purchase Price”).

5.2.	[RESERVED]

5.3.	The First Tranche Purchase Price shall be paid by Purchaser to Seller on the Closing Date in immediately available funds, by wire transfer to the Seller’s Bank Account.

5.4.

The Second Tranche Purchase Price shall be paid by Purchaser to Seller on the First Anniversary Date, at the Purchaser’s absolute discretion, either in: (x) immediately available funds, by wire transfer to the Seller’s Bank Account; or (y) listed shares issued by the Campbell’s Company on the terms and conditions set forth in Schedule 5.4; or (z) part in immediately available funds pursuant to (x) and in part in listed shares issued by The Campbell’s Company pursuant to (z). In this respect, Seller acknowledges and agrees that, in the event that the Purchaser elects not to pay the entire Second Tranche Purchase Price in listed shares issued by The Campbell’s Company pursuant to (y) above, the Purchaser will be entitled to pay the Call Option Price (as defined in the Options Agreement) and/or the Put Option Price (as defined in the Options Agreement) pursuant to the Options Agreement in listed shares issued by The Campbell’s Company on the terms and conditions set forth on Schedule 5.4 up to a maximum amount equal to the difference between USD 140,000,000 (one hundred forty million) and the portion of the aggregate of the Second Tranche Purchase Price paid in listed shares issued by The Campbell’s Company pursuant to this Agreement and the Second Tranche Purchase Price paid in listed shares by The Campbell’s Company pursuant to the Italian SPA at the First Anniversary Date.

5.5.	The Purchase Price will be subject to adjustments pursuant to Clauses 7, 12 and 13.

6.	CONDITIONS PRECEDENT

6.1.	Conditions Precedent to the Obligations of all Parties

The Parties’ obligations to consummate the Transaction contemplated hereunder and take the other actions required to be taken by them at the Closing are subject only to the fulfilment or, to the extent permitted by applicable laws, the waiver pursuant to Clause 6.2 below, by June 8, 2026 (the “Long-Stop Date”), of the following conditions precedent:

(a)

no litigation, investigation, or inquiry is pending by any Authority seeking to enjoin, restrain, make illegal or otherwise prohibit the consummation of the Transaction, no requests to hold separate or not to consummate the Transaction shall have been issued by any Authority in writing, and no applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the Transaction as described in this Agreement;

(b)	the non-occurrence of a Material Adverse Change;

(c)	all Seller’s Warranties are true and correct in all material respects; and

all Seller’s obligations set forth in this Agreement shall have been complied with in all material respects.(the conditions precedent under letters (a), (b), (c), (d), (e) and (f), collectively, the “Conditions Precedent”).

6.2.	Nature of the Conditions Precedent

(a)

The Parties acknowledge and agree that all the Conditions Precedent are provided in the interest of the Purchaser and, as a consequence, to the extent permissible under applicable Laws, can be waived exclusively by the Purchaser.

(b)

Should any of the Conditions Precedent not having been fulfilled for whatever reason or waived by the Parties, to the extent permissible under applicable Laws by the Long-Stop Date, at the request of the Purchaser, to be notified to Seller within 10 (ten) Business Days prior to the Long-Stop Date, the relevant date will be extended for a further period of maximum 30 (thirty) Business Days and the Long-Stop Date, as extended pursuant to such provision, shall be the new Long-Stop Date for the purposes of this Agreement.

(c)

If the Conditions Precedent are not fulfilled or waived – to the extent permissible under the applicable Laws – by the Long-Stop Date (as eventually extended), this Agreement will automatically terminate and be of no further force or effect, whereupon the Parties will be released from their respective obligations hereunder except that:

(i)	Clauses 15.2, 15.10, 15.13, 15.14, 15.16, 15.17 and 15.21 will survive;

(ii)	any right or obligation which has accrued prior to such termination will survive; and

(iii)

nothing in this Clause 6.2 will relieve either Party from any liability for the breach of any of its obligations hereunder, including, without limitation, the right to damages of any non-defaulting Party.

6.3.	Parties’ duties in connection with the Conditions Precedent

The Parties shall use their reasonable best efforts in order to enable the satisfaction of the Conditions Precedent as soon as reasonably practicable following the Signing Date. In particular, Seller shall (and shall cause the Company to):

(a)

consult and cooperate in good faith with the Purchaser and its Representatives with the goal of obtaining satisfaction of the Conditions Precedent as soon as reasonably practicable following Signing Date;

(b)

in the event of any litigation, investigation, or inquiry by any Authority seeking to enjoin, restrain, make illegal or otherwise prohibit the consummation of the Transaction, cooperate with Purchaser and use reasonable best efforts to take actions necessary, proper, or advisable to consummate and make effective the Transaction; and

(c)	promptly provide the Purchaser and its Representatives with all the information and documents requested by the same for the purpose of conforming to the Campbell’s Group reporting standards.

7.	NO LEAKAGE

7.1.	Seller hereby:

(a)

represents and warrants to Purchaser that, in the period between the Locked Box Date (excluded) and the Signing Date (included) there has not been any Leakage (nor an agreement or undertaking to make any action which will result in a Leakage); and

(b)	undertakes to procure that during the Interim Period there will not be any Leakage (nor an agreement or undertaking to make any action which will result in a Leakage),

in each case other than a Permitted Leakage.

7.2.

By no later than the 10th (tenth) Business Day prior to the Closing Date, Seller shall notify Purchaser the amount of any Leakage, of which they are aware, which has occurred prior to the date of such notification or is expected to occur on or prior to the Closing (the “Notified Leakage Amount”).

7.3.

Subject to Clauses from 7.4 to 7.8 below, Seller undertakes to the Purchaser that if Purchaser discovers that, after the Closing Date as a consequence of any agreements or undertakings that occurred prior to the Closing Date, a Leakage has occurred in breach of the representation and warranty under Clause 7.1(a) above or of any of the undertakings set out in Clause 7.1(b) above and the relevant amount of such Leakage has not been considered as a Notified Leakage Amount and has not been deducted from the First Tranche Base Price pursuant to Clause 5.1(a) or that the amount of any Notified Leakage Amount has not been calculated in accordance with Clause 7.2 above, Purchaser shall be entitled to receive from Seller, upon Purchaser’s written request (the “Leakage Claim”), an adjustment to the Purchase Price (the “Leakage Adjustment”) equal to such Leakage on a US Dollar per US Dollar basis, as will be finally determined pursuant to Clauses from 7.4 to 7.8 (included). In case all or part of the Leakage Adjustment is subject to Tax in the hands of Purchaser and/or the Company, the Leakage Adjustment shall be increased to an amount which, after deducting or applying such Tax, leaves an amount equal to the payment which would have been due had no Tax been required to be deducted or applied.

7.4.

The liability of Seller pursuant to this Clause 7 shall terminate 12 (twelve) months after the Closing Date (the “Leakage Claim Term”), unless before such date, the Purchaser has notified Seller of a Leakage having occurred in breach of the undertakings or the representation and warranty set out in Clause 7.1 or through a Leakage Claim.

7.5.

If a Leakage Claim is made within the Leakage Claim Term, Seller shall have the right to object to the Leakage Claim by sending a notice to the Purchaser, under penalty of forfeiture, within 20 (twenty) Business Days from the date of receipt of the Leakage Claim, stating, in detail, the grounds of such disagreement (the such “Notice of Challenge”). Should Seller fail to serve the Notice of Challenge within the 20 (twenty) Business Day term, then the Leakage Claim shall be deemed as accepted by Seller. If a Notice of Challenge has been served by Seller, Seller and Purchaser will attempt to amicably resolve any differences which they may have with respect to any matters constituting the subject matter of the Notice of Challenge for a period of 20 (twenty) Business Days following the date of receipt of such Notice of Challenge. If, at the end of such period, Seller and the Purchaser fail to reach an agreement in writing with respect to all matters of the Notice of Challenge then all matters as to which agreement has not been so reached (the “Leakage Disputed Matters”), shall, thereafter, be submitted to – and reviewed by – the Independent Auditor.

7.6.

In resolving the Disputed Leakage Matters, the Independent Auditor shall: (i) act as an expert and not as an arbitrator; (ii) consider only the Leakage Disputed Matter that has not been amicably resolved by the Parties pursuant to Clause 7.5; (iii) come to its determination, which has to be summarily justified, by applying the provisions and the definitions of this Agreement relevant for the purposes of the Leakage Disputed Matter; (iv) take into account the values expressed by the Parties and evaluate any possible written comment, remark and/or objection of Seller and the Purchaser and of their respective advisors; (v) determine its own procedure and give the Parties the opportunity to present their reasons and/or representations; (vi) have reasonable access to the offices and to documents, records, Employees and advisors of the Company in relation to the Leakage Disputed Matter; and (vii) prepare and deliver to the Parties its determination as soon as reasonably practicable but in no event later than 30 (thirty) Business Days of the execution of its mandate (or the different period set forth under the terms of the Independent Auditor’s mandate).

7.7.

Each Party shall co-operate with the Independent Auditor for the purpose of allowing it to resolve the Leakage Disputed Matter and Purchaser shall make available to the Independent Auditor all the documents and information deemed necessary to prepare its determination.

7.8.

The Independent Auditor’s determination may only be appealed by any of the Parties if a manifest error has occurred. All fees and disbursements of the Independent Auditor shall be apportioned between the Parties by the Independent Auditor proportionally to the extent that each Party’s arguments in respect of the Leakage Disputed Matter have been dismissed or accepted.

7.9.	All payments to be made by Seller pursuant to this Clause 7 shall be made within 5 (five) Business Days from:

(a)	the expiration of the 20 (twenty) Business Day term referred to in Clause 7.5, should Seller have failed to deliver a Notice of Challenge within such term;

(b)	the date on which all matters contained in the Notice of Challenge have been finally agreed upon between Purchaser and Seller in writing (also by means of a settlement); or

(c)

the date on which the Independent Auditor’s decision has been issued pursuant to Clause 7.6 above or, solely in case of appeal pursuant to Clause 7.8, a final and binding decision has been issued by the competent jurisdictional Authority.

7.10.	Notwithstanding anything to the contrary, all payments by Seller to Purchaser under this Clause 7 shall be considered to any possible extent as an adjustment of the Purchase Price.

7.11.

Should a Leakage occur for which Purchaser has been indemnified in full in accordance with this Clause 7, if and to the extent such Leakage is (or may be) also the subject matter of a claim for breach of Interim Period obligations or a Notice of Claim for breach of any Seller’s Warranty under Clause 10, only the provisions under this Clause 7 shall apply, it being understood that the provisions under Clause 12 shall not apply, to any purpose whatsoever, to any Leakage settled pursuant to this Clause 7.

8.	INTERIM PERIOD

8.1

During the Interim Period, Seller shall, and shall cause the Company and its business to, conduct the Company’s Business in the Ordinary Course of Business. More precisely, unless a prior written consent is given to Seller by the Purchaser (which consent shall not be unreasonably withheld), Seller shall cause the Company not to:

(a)	propose or adopt any amendment to, or change of, the current operating agreement;

(b)	make any changes to the Company’s capital structure;

(c)	enter into any transaction entailing a change in the nature of the business and/or its corporate purpose;

(d)

issue any equity interests, options, warrants, debentures, subscription or conversion rights or execute contracts or agreements or assume obligations of any nature under which the Company shall be obliged, under condition or otherwise, to issue or sell new equity interests or any other securities which could be exchanged with or converted into corporate capital or be obliged to reimburse or repurchase its equity interests;

(e)	declare or pay any dividends or reserves, or otherwise make any cash payments to any of its members in their capacities as members;

(f)	sell, transfer, pledge, mortgage, lease or otherwise dispose of any tangible and intangible assets or properties (other than any Real Properties);

(g)	approve new capital expenditures or commitments, in excess of US Dollars 100,000.00 (one hundred thousand/00) per each transaction; (i) and

(h)	amend in any material respect the terms and conditions of, or terminate, any Material Contracts;

(i)

grant, create, assume or otherwise incur any Encumbrances (and any security acknowledgement and/or confirmation and/or extension thereof) on the Transferred Interests or on the other membership interests of the Company;

(j)	enter into any guarantee of, or indemnity to secure, the obligations of third Persons;

(k)	hire any (i) manager, or (ii) enter into new employment agreements;

(l)	hire or engage any employee or independent contractor, other than in case of replacement of employees in force as at the Signing Date;

(m)	dismiss any manager and/or employee, except for just cause, or furlough, or temporarily layoff any such person;

(n)

increase or grant any increase in the compensation or benefits payable to any manager and/or employee and/or independent contractor, including any other form of bonus, benefit and/or incentive, or amend the relevant agreements currently in place other than increases or amendments mandatory according to applicable Law or collective bargaining agreements;

(o)

enter into, amend or terminate any U.S. Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a U.S. Benefit Plan if it had been in effect on the date of this Agreement;

(p)

take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any U.S. Benefit Plan; or grant any equity or equity-based compensation awards.

(q)

amend or terminate, waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, intellectual property, or other restrictive covenant obligation of any current or former employee, consultants, agents, officers, directors, independent contractor; enter into, negotiate, adopt, amend, modify, extend or renew any Labor Agreement, or recognize or certify any labor union, labor organization or works council or group of employees as the bargaining representative for any employees of the Company;

(r)

implement or announce any Employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act; acquire or dispose of any real properties or any shareholdings in other companies or acquire, dispose of or lease (as lessor or lessee) any business or line of business;

(s)

sell, transfer, pledge, mortgage, lease or otherwise dispose of its leasehold interest or any other interest in any Real Properties, amend or terminate any leases, subleases, or Financial Lease Agreements in connection with any Real Properties, acquire or dispose of any Real Properties or any shareholdings in other companies, or acquire, dispose of or lease (as lessor or lessee) any business or line of business;

(t)	enter into any financing agreements or enter into any other financial indebtedness;

(u)	change or adopt any accounting or Tax accounting methods, period, policies, principles or practices, unless such change is provided by mandatory applicable law;

(v)

file any amended Tax return, incur any liability for Taxes outside of the Ordinary Course of Business, settle or compromise any Tax liability, surrender any right to claim a refund of Taxes, or enter into a “closing agreement” under Section 7121 of the U.S. Tax Code (or comparable state or local law) with respect to any Tax;

(w)	request any ruling with respect to Taxes and/or consent to any extension or waiver of the limitation period applicable to any Taxes of the Company;

(x)	make, change or revoke any Tax election;

(y)

commence, compromise, agree or materially negotiate or settle any Action, claim, arbitration, suit, audit, enquiry, assessment, dispute or litigation procedure (including, without limitation, any matter related to or connected with the Special Taxes);

(z)	except for ongoing de-merger of non-core real estate assets, propose or adopt any plan of (or otherwise engaging in any) liquidation, sale, dissolution, merger, de-merger of the Company;

(aa)

terminate any existing insurance policies (unless they are immediately replaced by new policies covering the same risks on similar or better terms), or otherwise reduce or prejudice the current insurance coverage;

(bb)	enter into any agreement or other arrangement other than on arm’s length terms; and

(cc)	agree to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Article 8, Seller shall not be restrained from taking, and causing the Company to:

(a)	take any action that is expressly provided or expressly permitted under this Agreement;

(b)	take any action that is requested in writing by the Purchaser and approved with the prior written consent of the Purchaser (that shall not be unreasonably denied or withheld); and

(c)

make the capital expenditures and enter into the leasing transactions that do not exceed USD 500,000 for each transaction, which provides also for the capital expenditures and enter into the leasing transactions carried out in the period starting from the Locked Box Date and ending on the Signing Date.

8.2

Any action or transaction notified to Purchaser in accordance with Clause 8.1, with respect to which Purchaser does not express its consent in writing within 10 (ten) Business Days from the date of receipt of the relevant written notice, shall be deemed as accepted and approved by Purchaser.

8.3

During the Interim Period, Seller agrees to notify Purchaser in writing of any event, fact or circumstance which results in any of Seller’s Warranties not being true (it being understood, for purposes of clarity, that such notification shall not release Seller from their obligations under this Agreement and shall not exempt them from any liability deriving from the breach of Seller’s Warranties).

8.4

During the Interim Period, Purchaser shall be entitled to (i) receive information relating to the Company, and the conduct and operation thereof as Purchaser may reasonably request to Seller and (ii) have the right to make reasonable enquiries and obtain prompt clarifications and answers consistent with the Q&A process carried out during the Due Diligence.

8.5

Within 15 (fifteen) Business Days following the Signing Date, Seller shall (and shall cause the Company to) send written notices to notify in advance the implementation of the Transaction to the counterparties of the contracts listed in Schedule 8.5.

8.6

Within 90 (ninety) calendar days following the Signing Date, Seller shall cause that the Company to carry out all the appropriate actions and fulfilments required to comply with the Data Protection Laws, pursuant to the guidelines set forth in Schedule 8.6.

8.7

Seller agrees to cause the Company to carry out an inventory counting during the weekend prior to the Closing Date in accordance with the procedures and methods set forth in Schedule 8.7 and deliver the relevant report to the Purchaser before the Closing Date.

8.8

Seller shall deliver to the Purchaser the Company’s financial information as at the date of the end of the Campbell’s monthly accounting prior to the Closing Date conforming to the Campbell’s Group reporting standards set forth in Clause 20 of the A&R Operating Agreement by and no later than 10 (ten) Business Days prior to the Closing Date, it being understood that the Purchaser, with the support of its advisors, shall: (i) have the right to review, make appropriate enquiries and request reasonable integrations and amendments to Seller; and (ii) be entitled to postpone the Closing Date for a reasonable period to procure that such financial information conforms to the abovementioned Campbell’s Group standards.

9.	CLOSING

9.1.	Place and date of Closing

The Closing will take place at Via delle Quattro Fontane 20, 00184 Rome Italy, at 9:00AM CET time (or at such other venue and hour agreed upon between the Parties), without prejudice to the Purchaser’s right of postponement set forth in Clause 8.8, on the 5th (fifth) Business Day following the satisfaction of (or waiver pursuant to Clause 6.2 to) the last of all the Conditions Precedent, provided that, if such date is not the 1st (first) Business Day following the last calendar day of the Campbell’s Group fiscal month (it being understood that the Campbell’s Group fiscal month may not end on a calendar month end), then the date of the Closing shall be on the 1st (first) Business

Day of the next fiscal month of the Campbell’s Group, but from and after the date on which the Closing would have occurred, there shall be no conditions to the obligations of Seller or the Purchaser to consummate the Transaction other than the passage of time between such date and the Closing (i.e., all of the conditions to the obligations of Seller and the Company to consummate the Transactions hereunder shall be deemed to have been fully and finally satisfied on the date on which the Closing would have occurred) except for the failure of any condition or of any Seller’s obligation set forth herein resulting from a Seller of this Agreement prior to the Closing carried out with willful misconduct or gross negligence, or unless another time or date is mutually agreed to in writing by the Parties (the “Closing Date”).

9.2.	Closing obligations

In addition to any other obligations to be performed and any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Seller shall:

(i)	deliver an officers certificate attesting that the Conditions Precedent set forth in Clauses 6.1(b), 6.1(c), 6.1(d) and 6.1(e)have been met;

(ii)	cause the Company to admit Purchaser as a member of the Company and transfer the Transferred Interests to Purchaser;

(iii)	cause the transfer of the Transferred Interests to be duly recorded in the membership interest ledger of La Regina;

(iv)

(deliver (or cause to be delivered) to the Purchaser the written unconditional resignations, in the form attached hereto as Schedule 9.2(a)(iv) of all of the managers of the board of La Regina (collectively, the “Resigning Managers”) to take effect on the Closing Date, confirming that they have no claims against La Regina for any reason, including for compensation, termination, loss of office or otherwise, other than the compensation for their office as managers accrued up to the Closing Date and not yet paid;

(v)

deliver to the Purchaser the updated forecast and projections for the financial year ending on December 31, 2026 (drafted consistently with those uploaded in the VDR), which will constitute, pursuant to the A&R Operating Agreement, the Annual Operating Plan for the Fiscal Year ending on December 31, 2026;

(vi)	following the payment of the First Tranche Purchase Price, deliver to the Purchaser a duly executed payment receipt thereof;

(b)	the Purchaser shall pay the First Tranche Purchase Price in accordance with Clause 5.1; and

(c)	the Parties shall:

(i)	execute the A&R Operating Agreement, effective from the Closing Date;

(ii)	execute the Options Agreement;

(iii)	as soon as the Purchaser shall have acquired the rights as member of the Company, resolve to:

-	amend and restated the operating agreement of La Regina, in the form attached hereto as Schedule 1.1.10;

-	acknowledge and accept the resignation of the Resigning Managers;

-

approve and ratify all actions and/or omissions taken by such Resigning Managers since the date of their first appointment until the Closing Date (including in particular those actions that may be specifically indicated by the Seller) and irrevocably and unconditionally waive and relinquish any type of claim, suit, litigation and action against such Resigning Managers, also with reference to the actions or omissions that may be specifically indicated by the Seller, other than those actions or omissions carried out with fraud, willful misconduct or gross negligence and (ii) undertake to indemnify and hold harmless the Resigning Managers from any liability arising from a breach of the obligations set forth in item (i) immediately above; and

-	appoint a board of managers (the “Board”) effective as of the Closing Date, in accordance with the provisions of the A&R Operating Agreement;

(iv)	after the appointment of the new Board, cause a meeting of the Board to be held on the Closing Date to resolve upon:

-	the appointment of the board of managers, in accordance with the provisions of the A&R Operating Agreement and the Management Agreements; and

-	the granting the powers to a member of the board of managers to carry out the actions and execute the transactions set forth in Clause 9.2(a)(v).

(v)

cause the Company, La Regina Inc. and Purchaser, as successor-in-interest of Rao’s Specialty Foods Inc. to enter into the Amended and Restated Supply Agreement in the form enclosed under Schedule 1.1.4; and

(vi)

take any other actions, perform any other obligations, and execute or exchange any other documents or instruments necessary or appropriate in order to transfer to the Purchaser good and valid title to the Transferred Interests.

9.3.	Closing as a sole transaction

(a)

It is understood and agreed among the Parties that all actions to be taken, all contracts to be entered into and all instruments to be executed or exchanged at the Closing in accordance with Clause 9.2 and all actions and transactions constituting the Closing (including all the documents to be executed on the Closing Date and deliveries to be carried out on the Closing Date) pursuant to the Italian SPA, will be deemed as one, single and simultaneous transaction. Accordingly, no such action will be deemed to have been taken, no such contract will be deemed to have been entered into and no such instrument will be deemed to have been executed or exchanged unless and until all other actions will have been taken, all other contracts will have been entered into, and all other instruments will have been executed or exchanged as set forth in Clause 9.2 and in the relevant provisions of the Italian SPA.

(b)

All acts that will be carried out, the agreements that will be entered into and the documents that will be executed or exchanged on the Closing (jointly, the “Executive Acts”) shall merely enforce the covenants contained in this Agreement. Therefore, none of the Executive Acts shall have the effect to novate or amend this Agreement and the covenants contained herein shall prevail in any case of conflict with the Executive Acts.

(c)	It is understood and agreed among the Parties that the Closing shall be effective from 12:01 a.m. ET on the Closing Date.

10.	REPRESENTATIONS AND WARRANTIES OF SELLER

10.1.

Seller hereby makes the representations and gives the warranties to Purchaser set out in Schedule 10.1 (the “Seller’s Warranties”), which are true and correct as at the Signing Date and shall be true and correct as at the Closing Date (except for Seller’s Warranties referring to a particular date, which shall be true, correct and accurate as of such date only).

10.2.

Any of Seller’s Warranties and any rights of the Purchaser arising under this Agreement (including in relation to the Special Indemnity Events and the indemnification obligations relating thereto) or under any applicable Laws, shall not be limited, reduced or otherwise adversely affected by the Due Diligence or any review conducted by the Purchaser or its consultants prior to the Signing Date or the Closing Date, nor by any actual, imputed or alleged knowledge by the Purchaser, as of any of such dates, of the existence of any event, fact or circumstance which might give rise to an indemnification or other Purchaser’s rights under this Agreement or any applicable Laws, as the Parties acknowledge that the Purchase Price has been agreed by the Purchaser on full reliance of the accuracy, correctness and truthfulness of Seller’s Warranties contained in this Agreement.

11.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

11.1.

Purchaser hereby makes the representations and gives the warranties to Seller set out in this Clause 11, which are true and correct as at the Signing Date and shall be true and correct as at the Closing Date.

11.2.	Existence and good standing of Purchaser

11.2.1.	Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of fomration.

11.2.2.

Purchaser is not in liquidation or insolvent or subject to any winding-up proceeding or bankruptcy, creditors committee or similar pre-bankruptcy or bankruptcy-like proceedings under applicable Law, and there are no formal claims filed for the initiation of such proceedings.

11.3.	Authority and Binding Effect

11.3.1.	Purchaser has the required power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction.

11.3.2.

Neither the delivery of this Agreement by Purchaser nor the performance by the same of the Transaction and of the obligations hereunder violates, conflicts with or results in any breach or gives rise to rights of termination, amendment, cancellation or acceleration of any provision of Purchaser’s operating agreement or violates any Law or judgment applicable to Purchaser.

11.3.3.	Subject to Clause 6, no filing or registration with, no notice to and no Authorization of any third party or any Authority is necessary to Purchaser for the consummation of the Transaction.

11.4.	Equity Resources

11.4.1.	Purchaser has secured adequate resources to complete the Transaction, pay in full the Purchase Price, and to perform all its other obligations under this Agreement.

11.5.	No brokerage

11.5.1.

There is no investment banker, broker, finder or other intermediary retained by Purchaser who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

12.	INDEMNIFICATION BY SELLER

12.1.	Indemnification obligations of Seller

12.1.1.

Seller shall pay, indemnify, defend and hold Purchaser harmless (or, if so requested by Purchaser in its absolute discretion, the Company, as the case may be) for and against any amounts corresponding to any and all Losses incurred or suffered by Purchaser and/or the Company resulting from the failure of any Seller’s Warranty to be true and correct as of the Closing Date.

12.1.2.	Upon the terms and subject to the limitations set forth in this Clause 12 and without prejudice to Clause 12.2, Seller shall:

(a)	pay, indemnify, defend and hold Purchaser harmless, for the entire amount of any Loss that the Purchaser has actually incurred as a direct consequence of the breach of any Seller’s Warranty;

(b)

with respect to any Loss that the Company has actually incurred as a direct consequence of the breach of any Seller’s Warranty, (x) pay, indemnify, defend and hold Purchaser harmless, for the Relevant Percentage of the amount of any Loss or, if requested by the Purchaser in its absolute discretion, (y) pay, indemnify, defend and hold the Company harmless for the entire amount of such Loss.

12.1.3.

It being understood that, with respect to Clause 12.1.2(b)(x) above, Seller shall indemnify the Purchaser for the Relevant Percentage owned by the Purchaser at the time on which the relevant Loss shall be paid by Seller.

12.2.	Exclusions and limitations

12.2.1.	In connection with the indemnification obligations set forth in Clause 12.1, Seller shall not be liable vis-à-vis Purchaser under Clause 12.1:

(a)

if the amount indemnifiable pursuant to Clause 12.1 in connection with any single occurrence giving rise to a Loss pursuant thereto does not exceed the de minimis amount of US Dollars 100,000 a series of Losses of the same nature or arising out of the same facts shall be treated as a single Loss and the sum of all amounts indemnifiable for such Losses shall be aggregated for the purpose of the calculation of the above de minimis amount;

(b)

until the sum of all amounts indemnifiable pursuant to Clause 12.1 above (after taking into account the immediately preceding Clause 12.2.1(a)) exceeds in the aggregate the threshold of US Dollars 400,000.00 , provided that, if such threshold is exceeded, the relevant Seller’s liability to Purchaser shall be from the first Euro, i.e., without regard to the US Dollars 400,000.00 threshold set forth in this Clause 12.2.1(b); and

(c)	in excess of the amount of US Dollars 5,500,000.00 , except with respect to Seller’s Warranties set forth in Clauses 1, 2, 3, 4, 5, 6 and 15 of Schedule 10.1 (the “Fundamental Warranties”),

it being understood and agreed that the monetary limitations set forth in this Clause 12.2.1 shall not apply in the case of willful misconduct or gross negligence. For the avoidance of doubt, any amount indemnifiable under this Clause 12 shall be taken into account in determining the de minimis amount, the aggregate threshold, and the cap specified in Clause 12.2.1 of the Italian SPA, as if the Seller’s indemnification obligations set forth in this Clause 12 were indemnification obligations and indemnifiable amounts governed by Clause 12.2.1 of the Italian SPA.

12.2.2.

The amounts indemnifiable by Seller to Purchaser pursuant to Clause 12.1 shall be further reduced by the amount of any insurance proceeds that Purchaser and/or the Company, as the case may be, have actually and irrevocably received in connection with and to the extent relating to the event giving rise to indemnification pursuant to Clause 12.1, provided that the claim subject to indemnification shall be increased by:

(a)	an amount equal to the amount of any reasonable and documented third party costs and expenses incurred by Purchaser and/or the Company, as the case may be, in seeking the payment of such amounts; and

(b)	the Taxes imposed to or payable by Purchaser and/or the Company, as the case may be, in connection with the receipt of such amount.

12.2.3.

In case all or part of the amounts indemnifiable by Seller to Purchaser pursuant to Clause 12.1 is subject to Tax in the hands of Purchaser (or the Company), the payments shall be increased to an amount which, after deducting or applying such Tax, leaves an amount equal to the payment which would have been due had no Tax been required to be deducted or applied. Notwithstanding anything to the contrary, all payments by Seller to Purchaser under this Clause 12 shall be considered to the extent permitted by Law as an adjustment of the Purchase Price.

12.2.4.	Seller’s Warranties and the related indemnity obligations pursuant to this Clause 12 shall remain valid and in force with respect to any Notice of Claim submitted by the Purchaser:

(a)

in respect of any of Seller’s Warranties or any other event giving rise to a payment obligation under this Clause 12 (other than the Fundamental Warranties and Seller’s Warranties or events contemplated in Clauses 13, 15, 17, 17.1, 20 and 23 of Schedule 10.1 within 24 (twenty-four) months after the Closing Date;

(b)

in respect of any of Seller’s Warranties or events contemplated in Clauses 13, 15, 17, 17.1, 20 and 23 of Schedule 10.1, within 6 (six) months after the earlier of: (i) final (e.g. no longer subject to appeal before the competent court) and binding assessment and/or request of payment or (ii) the expiration of the statute of limitations period provided for by the Law;

(c)	in respect to any Fundamental Warranty, within 60 (sixty) Business Days of the expiration of the statute of limitations period provided for by the Law;

provided, in any case, that Seller’s indemnity obligations under this Clause 12 shall survive the expiration of the time limits provided above in respect of any payment obligations arising out of any Notice of Claim served to Seller before the applicable deadline.

12.2.5.	In no event shall there be any duplication of indemnification with respect to a violation of any of Seller’s Warranties.

12.3.	Indemnification procedure

If any event or circumstance occurs which gives rise to the liability under this Clause 12, the following provisions shall apply.

12.3.1.	Notice of Claim

Within 60 (sixty) Business Days after becoming aware of such event or circumstance, Purchaser shall deliver a written notice to Seller (a “Notice of Claim”) and shall provide reasonable details thereof, including (in each case, to the extent known) (a) the nature of the claim, (b) the amount of Losses constituting the subject matter of the Purchaser’s claim hereunder (to the extent reasonably computable at the date of such notice), and (c) the provision(s) of this Agreement on the basis of which such amount is claimed (provided that failure to timely notify Seller shall not relieve Seller of any liability it may have to Purchaser). The Notice of Claim shall also specify whether it arises as a result of a claim, Action, suit or proceeding by a Person (including, for the avoidance of doubt, any notice by any Authority of any violation of any Law) against the Purchaser and/or the Company (a “Third Party Claim”) or whether the Notice of Claim is asserted directly by Purchaser.

12.3.2.	Dispute notice

Seller shall have the right to challenge in writing the Notice of Claim within 30 (thirty) Business Days from receipt thereof, under penalty of forfeiture, specifying the subject matter of Seller’s disagreement and the reasons for such disagreement together with reasonable particulars thereto. If Seller fails to timely challenge in writing the Notice of Claim, Seller shall pay Purchaser the amount specified in such Notice of Claim within the expiration of the 30 (thirty) Business Day period referred to above.

12.3.3.	Amicable Resolution

During a period of 20 (twenty) Business Days following the giving of the notice by Seller under the preceding Clause 12.3.2, Seller and Purchaser shall attempt to resolve amicably and in good faith any differences, which they may have with respect to any matters constituting the subject matter of such notice, with a view to reaching an amicable agreement in respect of such matters. If, at the end of such period (or any mutually agreed upon extension thereof), Seller and Purchaser fail to reach agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to arbitration in accordance with Clause 15.20 below.

12.3.4.	Third Party Claim

(a)

With respect to any Third Party Claim, Seller shall lead and assume the defense of any such Third Party Claim and shall, at all times and to the maximum extent possible, keep the Purchaser reasonably informed of the status of such Third Party Claim and the proceedings related thereto.

(b)

The Purchaser shall give written notice to Seller as to whether or not it wishes to join, (at its own costs), through its own counsels – in addition to the attorneys and consultants appointed by Seller or the Company –, the defense of the Third Party Claim and shall also have the right, upon written notice to Seller, to request to assume control of the defense (to the maximum extent permitted under applicable Law).

(c)

In the event that the Purchaser elects to join the defense of the Third Party Claim pursuant to Clause 12.3.4(b), Seller shall, and shall cause the Company to, duly take into account any reasonable instructions of the Purchaser’s attorneys and consultants in managing any such Third Party Claim, it being understood that Seller, after consultation with the Purchaser, shall have the exclusive competence to take the final decision in the event of any conflict between Seller (or its counsels) and the Purchaser (or its counsels) about the course of action to be taken with reference to the defense of the Third Party Claim, provided, however, that, as an exception to the foregoing, with respect to any acknowledgment or settlement of a Third Party Claim, the provisions of Clause 12.3.4(f) concerning such acknowledgment and settlement shall apply.

(d)

Should the Purchaser notify in writing to Seller that it intends to assume control of the defense of the Third Party Claim, then the Purchaser shall have the exclusive competence to take the relevant final decision about the course of action to be taken with reference to the defense of the Third Party Claim.

(e)

Should the Purchaser fail to give notice of its intention to join the defense of the Third Party Claim, or to assume control of such defense, or inform Seller that it does not wish to join or assume control of the defense, Seller:

(i)

shall be free to proceed with the defense, provided that the Purchaser shall be granted with the possibility to provide reasonable comments on such defense and Seller shall have the right to (1) take into consideration any Purchaser’s reasonable opinions in respect of the relevant remedies and actions and (2) without prejudice to Clause 12.3.4(f) below, take into account any reasonable request of the Purchaser in relation to the conduct of the legal proceedings and/or settlement negotiations and/or other initiatives in relation to such Third Party Claim;

(ii)

shall, and shall cause the Company (where applicable), to diligently and promptly manage any such Third Party Claim, taking without undue delay any reasonable actions, and preparing, also through their counsel, any relevant filings, judicial or administrative acts or other documents, with due care and taking into account the interest of the Company;

(iii)

shall regularly (at reasonable intervals) inform the Purchaser about the status of the matter and notify the Purchaser, without undue delay, of all material correspondence or other actions or developments in connection with the Third Party Claim.

(f)

In the event that the Purchaser, but not Seller, is willing to accept a settlement, the Parties shall promptly meet and consult with each other in good faith with a view to reaching agreement on the proposed settlement. Seller may elect, at their own discretion, to not accept the proposed settlement, in which case the liability of Seller shall be limited to the higher of: (i) the Loss calculated as if the Third Party Claim were settled in accordance with the proposed settlement; and (ii) the Loss actually suffered by the Purchaser (or, the Company, as the case may be), taking into account the final determination of the Third Party Claim, in any case without prejudice to Seller’s liability limitations in accordance with the applicable provisions of this Agreement. Should the Purchaser notify to assume control of the defense of the Third Party Claim pursuant to Clause 12.3.4(d), the Purchaser shall not acknowledge or settle a Third Party Claim, without Seller’s prior written consent, it being understood that such consent shall not be unreasonably denied, withheld or delayed. If a firm offer is made to the Purchaser or the Company to settle a Third Party Claim, which Seller, but not the Purchaser or any of the Company, is willing to accept, the Purchaser and/or the Company shall be free not to enter into such settlement and commence or continue the relevant proceeding. In such case, Seller’s liability shall, in any event, be limited to the amount of the proposed settlement (that Seller would have accepted but was not accepted the Purchaser or by any of the Company), except to the extent such proposed settlement contained material non-monetary obligations which the Purchaser or the Company reasonably objected (in which case such limitation of Seller’s liability shall not apply).

12.4.	Payments

Without prejudice to Clause 15.12, all payments to be made by Seller to Purchaser pursuant to Clause 12 shall be made by Seller within 5 (five) Business Days from:

(a)

the expiration of the 30 (thirty) Business Days period referred to under Clause 12.3.2 above should Seller have failed within such term to challenge the Notice of Claim pursuant to the provisions of Clause 12.3.2 above;

(b)	the date on which the term referred to in Clause 12.3.3 has expired, if Seller has not served a Dispute Notice;

(c)	the date on which any matters contained in such Notice of Claim challenged by Seller has been finally agreed upon between Seller and Purchaser in writing; or

(d)

the date on which an enforceable decision has been issued in favor of the Purchaser, and/or the Company, provided that where Seller has made a payment based upon an enforceable (but not final) decision and thereafter a final decision ascertains that no payment – or the payment of a lower amount – was due by Seller, Purchaser shall pay to Seller, as soon as reasonably practicable following the date on which the final decision has been issued and in any case within 20 (twenty) Business Days from such date, an amount equal to the amount which, according to the final decision, was not due by Seller.

13.	SPECIAL INDEMNITY EVENTS

13.1.

Seller shall indemnify and hold harmless, on a US Dollar-per-US Dollar basis, the Purchaser or – if so requested by the Purchaser – the Company from (and, therefore, shall pay to the Purchaser or – if so requested by the Purchaser – to the Company) the amount of any Loss incurred or suffered by the Purchaser and/or by the Company as a result or in connection with any of the following events or circumstances (each a “Special Indemnity Event”):

(i)	any Taxes of Seller (including with respect to any failure to file any applicable Tax returns or Tax filings by Seller);

(ii)	any Special Taxes;

(iii)

any and all filings, reports, returns, statements, registrations, notifications, submissions, schedules or other documents, together with any amendments or supplements thereto, required to be made (the “Filings”), filed or furnished with any Authority, self-regulatory organization or other third party, or made, filed or furnished voluntarily, by or on behalf of the Company prior to the Closing; and

any obligations, liabilities, claims, demands, actions, or proceedings of the Company under or in connection with the PAA, including any obligation of the Company to repay any portion of the grant award thereunder; the violation of/non-compliance with any mandatory hiring obligations.

13.2.	Without prejudice to Clause 13.3, the Parties acknowledge and agree that:

13.2.1.	the limitations and exclusions set forth under Clause 12.2 (other than Clause 12.2.3 which shall apply) shall not apply to Seller’s indemnity obligations provided under this Clause 13;

13.2.2.	the indemnification procedure set forth under Clause 12.3 shall apply mutatis mutandis, it being, however, understood that the deadline to serve a Notice of Claim set forth thereunder shall not apply;

13.2.3.

the indemnification obligations of Seller under Clause 13.1 shall remain in full force and effect until the date falling 6 (six) months after the expiration of the statute of limitations period applicable the event, fact and/or circumstance constituting the subject matter of such Special Indemnity Event, taking into account all relevant interruptions or suspensions of the relevant statute of limitations.

13.3.

For the avoidance of doubt, the circumstance that any information relating to matters which are the subject of any Special Indemnity Event has been disclosed in any Due Diligence Information and Document, in this Agreement (including under any schedule thereto) or otherwise shall not limit, qualify nor affect the Purchaser’s rights under this Clause 13 since the Parties expressly agree that the risk of any potential Loss deriving out of the events and circumstances set forth in this Clause 13 shall be borne by Seller irrespective of any relevant knowledge of the Purchaser.

13.4.	Notwithstanding anything to the contrary, all payments by Seller to Purchaser under this Clause 13 shall be considered to the extent permitted by Law as an adjustment of the Purchase Price

14.	POST CLOSING COVENANTS OF SELLER

14.1.	Non-competition and non-solicitation

14.1.1.	Without prejudice to any non-compete and/or non-solicit undertakings provided for under separate agreements, including the Management Agreements and the A&R Operating Agreement:

(a)

Seller and FR hereby agree not to, and to cause their respective Related Parties (other than La Rinascita di Luigi Romano & Figli S.r.l., Mr. Luigi Romano and his son Mr. Antonio Romano and her daughter Mrs. Natalina Romano) not to, during a period of 5 (five) years from the Closing Date, directly or indirectly (also through third-parties or Controlled entities, fiduciary companies or Persons) carry out, undertake or engage in any business that is in competition with the Company’s Business and the Campbell’s Business (“Restricted Activity”) within the Territory and/or become the director, owner, partner, (financial) backer, investor, advisor, employee, consultant, agent, intermediary, member of (and/or cooperate in any other way with), Person engaged in the exercise of any Restricted Activity within the Territory, except solely for the activities which can be performed by Seller in favor of the Company pursuant to the employment/directorship relationship with the Company;

(b)

without limitation to the generality of the foregoing, Seller hereby agrees not to, and to cause its Related Parties (other than La Rinascita di Luigi Romano & Figli S.r.l., Mr. Luigi Romano and his son Mr. Antonio Romano and her daughter Mrs. Natalina Romano) not to, during a period of 5 (five) years from the Closing Date, directly or indirectly (also through third-parties or Controlled entities, fiduciary companies, or Persons) solicit, approach, contact or have dealings with any supplier, distributor, customer, or contractor of the Company that exists as of the Closing;

(c)

Seller hereby agrees not to, and to cause its Related Parties (other than La Rinascita di Luigi Romano & Figli S.r.l., Mr. Luigi Romano and his son Mr. Antonio Romano and her daughter Mrs. Natalina Romano) not to, during a period of 5 (five) years from the Closing Date, directly or indirectly (also through third-parties or Controlled entities, fiduciary companies, or Persons), recruit or seek to induce any Employees of the Company and/or of the Purchaser, to resign from his/her position in the Company and/or be recruited whether as employee, consultant or otherwise; and

(d)

Seller will (i) treat as strictly confidential and not disclose or use any information relating to the Company and/or its business, know-how, clients and operations, provided that such obligation shall last for the maximum period of time permitted by applicable Law and (ii) treat as strictly confidential and not disclose or use any Confidential Information relating to the businesses, financial or other affairs of the Purchaser and/or any Affiliate of the Purchaser.

14.1.2.	Seller acknowledges and agrees that the payment for non-competition undertakings set out under this Clause 14.1 has been taken into account and factored in the determination of the Purchase Price.

14.1.3.

It is hereby agreed and understood by the Purchaser and Seller that, in case of violation by Seller of the non-compete obligations set out under this Clause 14.1, Seller shall pay to Purchaser liquidated damages in an amount equal to US Dollars 1,000,000.00 (one million/00 for each violation, save for the Purchaser’s right to claim for further damages.

14.1.4.

Seller acknowledges that (i) the duration and scope of the covenants and restrictions set forth in this Clause 14 are reasonable and necessary to protect Purchaser’s and the Company’s legitimate business interests, (ii) the covenants set forth in this Clause 14 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Campbell’s Group would not have entered into this Agreement and (iii) the material benefits that the Seller directly or indirectly receives from the transactions contemplated hereby and the Seller’s possession of Confidential Information each constitutes valuable consideration provided to the Seller in further support of the restrictive covenants and other obligations of the Seller set forth in this Clause 14.

14.1.5.

Notwithstanding anything to the contrary in this Agreement, each of the Seller and Purchaser agrees that, if any court of competent jurisdiction, in a final non-appealable judgment, determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Clause 14 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature that is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Person

14.1.6.

Each of the covenants in this Clause 14.1 is a separate undertaking by Seller in relation to itself and its interests and shall be enforceable by the Purchaser separately and independently of its right to enforce any one or more of the other covenants contained in this Clause 14.1.

15.	MISCELLANEA

15.1.	Announcements

No announcement shall be made or issued by or on behalf of either Party at any time relating to this Agreement or the transactions contemplated by this Agreement without the written consent of the other Party, except for any announcement which is:

15.1.1.	in the form agreed between the Parties; or

15.1.2.

required to be made under any applicable Law and in particular by any securities exchange or other Authority, provided that such announcement is only made by the Party concerned to the extent required by any applicable Law and after consultation with the other Party to the extent reasonably practicable.

15.2.	Confidentiality

15.2.1.	For the purposes of this Clause 15.2, “Confidential Information” means, in respect to each Party:

(a)

information on (a) the fact that discussions and negotiations have been carried out between the Parties in relation to the Agreement and the consummation of the Transaction, and (b) the contents of the negotiations and the documents under letter (a) above;

(b)

all its own business, financial, legal, operational or other information or data (of any kind and in any form) to the extent they have been prepared, relate or are used in the context of the Transaction; and

(c)	all business, financial, legal, operational or other information or data (of any kind and in any form) relating to the other Parties.

15.2.2.

Each Party shall, and shall procure that its directors, officers, partners, co-investors, Employees, Affiliates, financial promoters, accountants, legal counsels, attorneys-in-fact or other professional advisers acting on its behalf or otherwise (collectively, the “Representatives”): (a) treat all Confidential Information as secret and confidential; (b) only disclose the Confidential Information to the Persons, who need to receive and consider the Confidential Information for the purposes of the Transaction; and (c) not use the Confidential Information for any purposes other than in relation to the completion of the Transaction.

15.2.3.	The Parties shall be responsible for breaches of these confidentiality obligations by their Representatives.

15.2.4.	In respect of each Party, Confidential Information will not include any information, which are:

(a)	already lawfully known to that Party or its Representatives prior to the commencement of the negotiations relating to the Transaction; or

(b)	become publicly known other than through breach of this undertaking by that Party and/or its Representatives; or

(c)	rightfully received from a third Person without restrictions and without breach of the present confidentiality obligations; or

(d)	approved for release by written authorization of the other relevant Party; or

(e)	independently developed by that Party without reliance on the Confidential Information of the other Parties; or

(f)	required to be disclosed in a court proceeding for the enforcement or defense of the rights of a Party under this Agreement.

15.2.5.

Each Party shall not incur in any liability in case it discloses any Confidential Information, if required to do so pursuant to the terms of this Agreement, on the basis of a mandatory provision of Law or in the context of a judicial process, which requires such disclosure, provided that, if legally permissible, the disclosing Party notifies in writing the other Parties of the occurrence of such a requirement prior to disclosing such Confidential Information and all relevant Parties agree on a disclosing procedure which avoids or limits, to the maximum extent practicable, any inconvenience to the non-disclosing Parties.

15.2.6.

All Confidential Information disclosed by a Party to another Party, or that any other Party has, however, occasion to know during the negotiations on the Transaction, shall remain the property of the disclosing Party and, at the option of the disclosing Party, all originals, duplicates, reproductions, materials and copies shall be either returned or certified as destroyed upon its written request.

15.3.	Further Assurance

At all times after the date of this Agreement, each Party shall, promptly upon being required to do so by the other Party, do or procure the doing of such acts and things and execute or procure the execution of all such documents in a form satisfactory to, and at the expense of the relevant Party, as may from time to time reasonably require in order to give full effect to this Agreement and to secure to any such Party the full benefit of the rights, powers and remedies conferred on the relevant Party in this Agreement.

15.4.	Entire agreement

This Agreement sets forth the entire understanding and agreement between the Parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent among the Parties, in each case, written or oral, of any and every nature with respect to the matters covered in this Agreement.

15.5.	[Reserved]

15.6.	[Reserved]

15.7.	Assignment

15.7.1.	Seller may not assign, grant any security interest over, hold on trust or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Purchaser.

15.7.2.

The Purchaser may assign, grant any security interest or otherwise transfer any of its rights or obligations under this Agreement to any Related Party belonging to the Campbell’s Group, without the prior written consent of Seller. Any assignment or transfer of any of its rights or obligations under this Agreement from the Purchaser (or any of its Related Parties belonging to the Campbell’s Group) to an unaffiliated third party of the Campbell’s Group shall require the prior written consent of Seller, which cannot be unreasonably withheld.

15.7.3.	This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

15.7.4.	Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party.

15.8.	Amendments and waiver

15.8.1.	No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed in writing and signed by the Parties.

15.8.2.

Any waiver of any term or condition of this Agreement shall be in writing and signed by the Party against whom such waiver is sought to be enforced, referring specifically to the term or condition to be waived. No waiver of any term and condition of this Agreement shall be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or waiver of any other term or condition of this Agreement. The failure or delay of any Party to exercise any right (in full or in part) or to require the performance (in full or in part) of any term or obligation of this Agreement, shall not prevent any subsequent enforcement of such right, term or obligation by such Party.

15.9.	Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the applicable provisions of Law, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired. The Parties shall negotiate in good faith with a view to modifying this Agreement to replace the provisions found to be invalid, illegal or unenforceable, with terms and conditions mutually satisfactory to the Parties which achieve the original intent of the Parties and consummating the Transaction as originally contemplated.

15.10.	Costs

15.10.1.

Save as otherwise provided for in other provisions of this Agreement, all costs and expenses (including advisory fees) incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and the Transaction shall be borne by the Party incurring them.

15.10.2.

All stamp, transfer, sales, use, registration, value added and other similar Taxes, duties and charges and all notarial fees payable or due or assessable in connection with the deemed sale and purchase of a portion of the assets of the Company for Tax purposes as a result of the sale and purchase of the Transferred Interests shall be payable by Seller.

15.10.3.	All Taxes due as a consequence of the deemed transfer of a portion of the assets of the Company for Tax purposes shall be borne and paid for by Seller.

15.10.4.

Any cost, expense or Tax due as a result of any voluntary registration and/or as a result of any mandatory registration in each case due to a breach of this Agreement shall be borne by the Party who caused said registration of this Agreement or the need to register this Agreement.

15.11.	Payments to be made in US Dollars

15.11.1.	Any and all payments under or in connection with this Agreement must be paid in US Dollars in immediately available funds.

15.11.2.

Where this Agreement requires that an amount shall be converted from Euros to US Dollars, the rate of exchange shall be Wall Street Journal’s spot rate for the purchase of US Dollars at close of business on the Business Day preceding the relevant day.

15.11.3.	For the purposes of this Clause 15.11:

(a)	close of business means 5:00PM of the local time of the Party required to carry out the payment; and

(b)	relevant day means the day when relevant calculation is made.

15.12.	Set-off

The Purchaser shall have the right to withhold and set-off, to the maximum permitted extent permitted under the Law, any amount to which the Purchaser is entitled pursuant to this Agreement against any amount otherwise due to be paid to Seller under this Agreement and the other documents concerning the Transactions, including, without limitation, the A&R Operating Agreement and the Options Agreement.

15.13.	Notices; Counterparts

15.13.1.

Any communication or notice required or permitted to be given under this Agreement shall be made in writing in the English language and shall be deemed to have been duly and validly given (x), in the case of a communication/notice sent by personal delivery, upon delivery at the address of the relevant Party, or (y), in the case of a communication/notice sent by registered letter or courier, upon receipt of same, or (z), in the case of a communication/notice sent by telefax or email, upon express acknowledgement (also by telefax or email) of receipt of transmission by the recipient, addressed, in each case, as follows:

(a)	if to Seller:

Antonio Romano e Luigi Romano

[Redacted]

To the attention of: Antonio Romano and Luigi Romano

Anticipated via e-mail to: [Redacted]

Electronic Certified Mail: [Redacted]

(b)	if to Purchaser, to:

The Campbel’s Company

One Campbell Pace

Camden NJ 08103

To the attention of: General Counsel

Anticipated via e-mail to: legalnotice@campbells.com

or at such other address and/or telefax number and/or email as either of Purchaser and Seller may subsequently notify to the other Party by written notice to be served in accordance with this Clause 15.13.1.

The Parties hereby designate their respective addresses for the giving of notice, as set forth in this Clause 15.13.1, as their respective domiciles at which service of process may be made in any arbitration, legal Action or proceeding arising hereunder.

15.13.2.	Any notice delivered as set out in Clause 15.13.1 shall be deemed to have been received:

(a)	if delivered by hand or by courier, at the time that its receipt is signed for, whether or not the person signing for such receipt has authority to do so; and

(b)

if delivered by telefax number and/or email at the time that a transmission report is generated by the sender’s machine confirming that all pages were successfully transmitted to the number set out above.

15.13.3.	This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same instrument.

15.14.	Seller’s liability

The Parties expressly agree that Seller shall be liable vis-à-vis the Purchaser for any and all obligations set forth in this Agreement, including in relation to the indemnification obligations set forth in Clauses 7, 12.1 and 13.

15.15.	Language

This Agreement shall be construed and executed in the English language, which shall be the only language governing this Agreement.

15.16.	Governing Law

This Agreement shall be governed by, and construed in all aspects, in accordance with the Laws of the state of Delaware, without reference to conflict of Law’s provisions.

15.17.	Jurisdiction

Any dispute, controversy or claim arising out of, in relation to, or directly or indirectly connected to this Agreement (including any questions regarding the implementation, interpretation, enforcement, termination or validity of this Agreement or any of its clauses, including this arbitration clause) shall be referred upon the application of any Party to, and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by 3 (three) arbitrators, with the Parties each appointing one arbitrator and the third arbitrator being appointed by the ICC in accordance with the said rules. The seat, or the legal place, of arbitration shall be Delaware, USA. The arbitration shall be conducted in the English language. The arbitral award shall be final and binding on the Parties as well as on their assignees and successors and shall be enforceable in any court of competent jurisdiction. Any dispute arising from this Agreement that may not be settled by arbitration according to this Clause 15.21 shall be submitted to the exclusive jurisdiction of the United States District Court for the District of Delaware or any other court of the State of Delaware.

16.	TAX MATTERS

16.1.1.	Withholding

Purchaser shall be entitled to deduct and withhold (without duplication) from all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Law. To the extent such amounts are withheld and timely paid to the appropriate Tax Authority in accordance with applicable Law, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect to which such deduction and withholding was made. Seller shall provide an Internal Revenue Service Form W-9 to Purchaser prior to the Closing,

16.1.2.	Tax Allocation Schedule

Within 90 (ninety) days of the Closing Date, Purchaser shall prepare and deliver to Seller a schedule allocating the Purchase Price and other amounts treated as consideration for U.S. federal income Tax (and applicable state and local Tax) purposes in accordance with Section 1060 of the U.S. Tax Code and the Treasury Regulations thereunder (the “Tax Allocation Schedule”) for Seller’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed. If, within 30 (thirty) days following the delivery of the Tax Allocation Schedule, Seller notifies Purchaser in writing that Seller disputes any allocation in the Tax Allocation Schedule, Purchaser and Seller shall cooperate in good faith to resolve such dispute. Should Purchaser and Seller fail to reach an agreement within 15 (fifteen) days after Seller notifies Purchaser of such dispute, Purchaser and Seller shall bring all disputes relating to the preparation of such allocation to the Independent Auditor for resolution, whose decisions shall be final and binding on the Parties and whose expenses shall be apportioned between the Parties by the Independent Auditor proportionally to the extent that each Party’s arguments in respect of the disputed matter have been dismissed or accepted. The Independent Auditor shall make its determination in accordance with the requirements of this Clause 16.1.2. All applicable Tax returns and reports filed by Purchaser and Seller shall be prepared consistently with the allocation as set forth on the Tax Allocation Schedule or, if applicable, any update thereto unless otherwise required by a final determination within the meaning of Section 1313 of the U.S. Tax Code (or any comparable provision of state or local Law).

16.1.3.	Intended Tax Treatment

The Parties agree that for U.S. federal income (and applicable state and local) Tax purposes, the purchase by Purchaser of the membership interests, shall be treated in a manner consistent with the formation of the Company as a new partnership in accordance with Internal Revenue Service Revenue Ruling 99-5, 1999-1 CB 434, Situation 1. More specifically, Purchaser is treated as purchasing a 49% (forty-nine percent) undivided interest in each of the assets of the Company owned by Seller directly from Seller and, immediately thereafter, Purchaser and Seller are treated as contributing their respective undivided interests in those assets to a newly formed partnership (the Company) in exchange for ownership interests in the Company. No Party shall take any position inconsistent with the foregoing Tax treatment unless otherwise required by a final determination within the meaning of Section 1313 of the U.S. Tax Code (or any comparable provision of state or local Law).

16.1.4.	Section 754 Election

The Company will make an election under Section 754 of the Code for the taxable year of the Company that begins or after the Closing Date and will maintain such election.

16.1.5.	Allocation of Taxes for Certain Tax Periods

In the case of a Tax period that begins on or before the Closing Date and includes but does not end on the Closing Date, the Taxes allocable to the portion of the such Tax period that ends on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Tax period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Tax period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the end of the Closing Date.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties and FR have executed this agreement as of the date set forth above.

FELIX GLOBAL HOLDINGS, CORPORATION

By	/s/ Luigi Romano
Name: Luigi Romano
Title: Chairman

CAMPBELL SOUP SUPPLY COMPANY LLC

By	/s/ Risa Cretella
Name: Risa Cretella
Title: Executive Vice President

For Purposes of Clause 14.1.1.:

By	/s/ Felice Romano
Felice Romano

Schedule 10.1 – Seller’s Warranties

1.	Authority and Binding Effect

1.1.	Seller has the required power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction.

1.2.

Seller is not insolvent, in crisis or bankrupt, or has ever been declared insolvent or bankrupt, and is capable of paying its debts and no Action has ever been brought or threatened by Seller or any third-party so as to have Seller declared insolvent or bankrupt.

2.	Corporate Capital, No Violation, Consents

2.1.	The corporate capital of the Company is duly subscribed and fully paid in.

2.2.

Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of the Transaction and of the obligations hereunder violates, conflicts with or results in any breach of any provision of the articles of association, operating agreement or equivalent constitutional documents of any the Company or violates any agreement to which each of them are party, nor result in the creation of any Encumbrance.

2.3.

As of the Closing Date, all actions (including corporate actions) required to be taken by or on behalf of the Company to perform the actions/activities of this Agreement will have been duly and regularly completed and no consent of any Person will be required, subject to Clause 6.

2.4.

No filing or registration with, no notice to and no Authorization of any Person, including any Authority, nor the obtainment of any clearance or consent, is necessary for the consummation by Seller of the Transaction, subject to Clause 6.

2.5.

There are no Actions or proceedings pending or formally threatened in writing against, relating to or affecting Seller and the Company which could reasonably be expected to result in the issuance of an order prohibiting or making illegal the consummation by Seller of any of its obligations under this Agreement.

3.	Title to the Transferred Interests

3.1.

Seller is the only legal owner and beneficial owner of the Transferred Interests, which are duly authorized, validly issued and fully paid in and there are no Encumbrances on the Transferred Interests.

3.2.

Seller is entitled to transfer the Transferred Interests at the terms and conditions provided for under this Agreement. On the Closing Date, the Purchaser will acquire from Seller the full, exclusive and irrevocable ownership title to the Transferred Interests free and clear of any Encumbrance and with full enjoyment of all the rights pertaining thereto, including, without limitation, the right to receive any dividend as provided for under the Agreement.

3.3.

There are no (i) options (including stock option), warrants or other rights of any nature whatsoever (whether exercisable now or in the future, contingent or not) to purchase, issue or sell any Transferred Interests, security and/or equity or financial instrument of the Company and no Person has any claim or right in connection with any such options, warrants or rights; (ii) securities convertible into or exchangeable for any quota, security and/or equity or financial instrument of the Company; and/or (iii) other commitments of any kind for the issuance of additional quotas or options, warrants or other securities of the Company. There are no fiduciary relationships or similar arrangements.

3.4.	There are no members’ agreements or other agreements relating to the corporate capital, corporate governance and/or transfer of interests, or other similar undertakings with respect to the Company.

3.5.

Seller has the right to transfer the full legal and beneficial interest in the Transferred Interests to the Purchaser without the consent of any third party and no Person has the right by Law or otherwise to challenge or claw-back such transfer, in all or in part, the Transferred Interests under any circumstances and under any applicable Law, including any inheritance law.

4.	[Reserved]

5.	Subsidiaries

5.1.

There are no (i) options (including stock option), warrants or other rights of any nature whatsoever (whether exercisable now or in the future, contingent or not) to purchase, issue or sell any membership interests, security and/or equity or financial instrument of the Company and no Person has any claim or right in connection with any such options, warrants or rights; (ii) securities convertible into or exchangeable for any quota, security and/or equity or financial instrument of the Company; and/or (iii) other commitments of any kind for the issuance of additional quotas or options, warrants or other securities of the Company. There are no fiduciary relationships or similar arrangements.

5.2.	The Company does not hold any interest, share, shareholding, interest in any Person.

6.	Capitalization, organization and standing

6.1.

The Company is a company duly organized, validly existing and in good standing and not subject to any insolvency procedures under the Laws of its jurisdiction, with full corporate power and authority to conduct their business.

6.2.

The Company: (i) is not subject to dissolution or liquidation or to similar circumstances and no members’ meeting (or similar competent body according to the applicable Law) has been held to such effect; and (ii) is not overindebted, insolvent, in crisis or under the obligation to initiate any reorganization proceeding, nor has ever been declared insolvent, or subject to any insolvency procedure and is capable of paying its debts and no Action has ever been brought or threatened by the Company or any third-party so as to have the Company declared insolvent, bankrupt or subjected to any insolvency procedure, moratorium or other procedure involving a collective treatment of creditors, nor are there any circumstances which exist that may cause the Company to become insolvent, in crisis, bankrupt or incapable of paying its debts, overindebted, or under the obligation to initiate any reorganization proceeding.

6.3.

A true, accurate and complete version of the Company articles of organization and operating agreement (or similar constitutional document according to the applicable Law) presently valid and in full force is duly filed and has been provided to the Purchaser.

6.4.

No members’ loans or similar arrangements made by Seller to the Company are outstanding and any and all member loans or similar arrangements made among Seller and the Company have been timely and properly repaid in accordance with the Law and the respective arrangement terms.

6.5.

Seller has not made contributions to the Company for corporate capital increases or contributions in advance of future corporate capital increases (or similar arrangements) which are still outstanding. All the equity contributions made by Seller in their capacity of members to any the Company have been made on a non-refundable basis with no right of recourse against the Company for their repayment.

6.6.

The Company is duly qualified, and possesses all the necessary Authorizations, to carry on business in each of the jurisdictions in which the ownership, operating or leasing of their properties, or the conduct of its business require is to be so qualified. The Company is in compliance in all material respects with the terms and conditions of the Authorizations and has received no written notices that it is in violation of any of the terms or conditions of any Authorization. All of the Company’s Authorizations are in full force and effect.

7.	No extraordinary transactions

7.1.

No extraordinary transactions (including, but not limited to, mergers, contributions, consolidation, spin-off, split-off, recapitalization, acquisitions and disposals of equity interests, companies, or businesses, assets or part thereof) have been carried-out by the Company in the last 5 (five) years.

8.	Financial Matters

8.1.

The Locked Box Accounts have been prepared in accordance with the applicable Law and US GAAP and have been validly approved by the relevant corporate bodies in accordance with all applicable Laws. The Locked Box Accounts give a true, accurate and correct view of the assets, liabilities, financial position and net worth as well as revenues, expenses, profit and losses and in general state of affairs of the Company, as of the Locked Box Date.

8.2.

The annual financial statements of the Company relating to the 3 (three) fiscal years ending prior to the Closing Date have been prepared in accordance with the applicable Law and US GAAP and have been validly approved by the relevant corporate bodies in accordance with all applicable Laws. Such annual financial statements give a true, accurate and correct view of the assets, liabilities, financial position and net worth as well as revenues, expenses, profit and losses and in general state of affairs of the Company, as of the date to which they relate.

8.3.	The mandatory corporate and accounting books, registries and records of the Company have been kept pursuant to the applicable Law and US GAAP.

8.4.

All accounts receivables of the Company (i) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the Company’s Business, (ii) (other than those vis-à-vis Purchaser’s Affiliates) are collectable according to the relevant agreements and (iii) have been regularly billed and invoiced.

8.5.

The Company does not have any liabilities or obligations (including off-balance sheet liabilities or obligations), contingent or otherwise, except for liabilities and obligations (a) specifically disclosed or specifically reserved against in the Locked Box Accounts or specifically disclosed in the notes thereto, or (b) that were incurred after the Locked Box Date in the ordinary course of business consistent with past practice or in connection with transactions expressly contemplated by this Agreement or effected at the written request of Purchaser.

8.6.

The Locked Box Accounts have correctly allocated overheads to the cost of inventory based on normal levels of activity, make proper provision against or have written off all obsolete or slow-moving inventory, and show all items of inventory at the lower of cost and estimated selling price less costs to complete or sell at the Locked Box Date, as required by the applicable Law and US GAAP.

9.	Conduct of business

9.1.	From the Locked Box Date until the Closing Date (included):

(a)	the Company has been properly conducted in the Ordinary Course of Business and in a manner consistent with past practice; and

(b)

the Company has not experienced, carried on or effected (x) any Material Adverse Change in its financial condition, operating result or business activity; or (y) any events or circumstances with respect to its assets, business, properties or Employees which is reasonably likely to materially disrupt, prevent or impair the conduct and operation of such business; (z) any events or circumstances outside the Ordinary Course of Business and/or outside the customary commercial practice which have had or would have a material adverse effect on the net financial position, working capital or inventory of the Company, as reported in the Locked Box Accounts;

(c)

the Company has not increased or granted any increase in the compensation or benefits payable to any manager and/or employee and/or independent contractor, including any other form of bonus, benefit and/or incentive, or amend the relevant agreements currently in place other than increases or amendments mandatory according to applicable Law or collective bargaining agreements;

(d)

the Company has not entered into, amended or terminated any U.S. Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a U.S. Benefit Plan if it had been in effect on the date of this Agreement;

(e)

taken any action to accelerate the vesting or payment of, or otherwise funded or secured the payment of, any compensation or benefits under any U.S. Benefit Plan; or granted any equity or equity-based compensation awards.

10.	Assets and Real Properties

10.1.

The Company does not own any real property. Appendix 10.1 contains a true, complete and accurate list of all the lease, sublease, license and other occupancy agreements entered into by the Company (jointly, the “Lease Agreements”) for the lands, buildings, plants and premises leased, subleased, licensed, occupied or otherwise used, by the Company (the “Real Properties”).

10.2.

The Lease Agreements are in full force, valid, effective and enforceable in accordance with their respective terms; no written notices of termination and/or of withdrawal have been sent and/or have been received by the Company in relation to the Lease Agreements.

10.3.	All relevant Taxes due in connection with the Lease Agreements have been duly and timely paid.

10.4.	The Real Properties are in compliance with the contemplated use under the Lease Agreements and with applicable law.

10.5.

With respect to the Lease Agreements, neither the Company nor the relevant landlord are in breach to any of their obligations assumed thereunder. No written notices of default under any of the Lease Agreements have been sent and/or received by the Company.

10.6.

To the best of Seller’s knowledge, the Real Properties were built and are in compliance with any applicable environmental, zoning or land use Law, or any other applicable Laws, including, but not limited to, the relevant building Authorizations and zoning plans issued by the competent Authorities and have been built without prejudice to the rights of any third party. There are no pending claims by any competent Authority in respect of the non-conformity or other irregularity of the Real Properties, or any portion thereof, and/or the intended use(s) thereof with the relevant building permits, drawings and/or zoning plans. There are no special assessment proceedings, relating to any of the Real Properties. There are no condemnation proceedings pending or threatened that would result in the taking of all or any material portion of the Real Properties.

10.7.

The Company has not assigned to third parties under any title whatsoever the Lease Agreements and has not subleased and/or granted in bailment in whole or in part any of the properties enjoyed by same under the Lease Agreements, except as set forth on Appendix 10.7.

10.8.

The Real Properties are provided with the relevant health certificate, as well as fire prevention certificates; such certificates are updated, valid and do not contain provisions which can limit their effectiveness and there are no facts or circumstances which may cause the revocation, cancellation or modification of the same. The Real Properties are in full compliance with the fire prevention regulations and no works are required in order to comply with such regulations. All the certifications relating to the systems (including, without limitation, the electrical and lifting systems) installed in the Real Properties have been duly obtained and no work is required in order to comply with the regulations pertaining to such systems. The Real Properties are in compliance with all applicable laws and regulations concerning the energy efficiency of buildings.

10.9.

The Real Properties are in good operating condition and repair, normal wear and tear excepted and are adequate for the use for which they are meant. The Real Properties constitute all the properties necessary for the Company to conduct its business as currently conducted.

10.10.	As of the date hereof, there is no ongoing construction work at the Real Properties.

10.11.	With respect to any Financial Lease Agreement:

10.11.1.

neither party of the Financial Lease Agreement has exercised its right to unilaterally change the economic conditions and there are no circumstances which may give rise to the exercise of such right in the context of the Transaction;

10.11.2.

none of the counterparties to the Financial Lease Agreement are in default thereunder, or alleged to be in default thereunder, nor has any notice of alleged default been sent or received under such Financial Arrangement and there are no circumstances which may give rise to any default thereunder;

10.11.3.

the Financial Lease Agreement shall continue unimpaired after the Closing Date without (i) the consent of the other parties thereto or any third party being required and (ii) the payment of any penalty or change of any material provision; and

10.11.4.	All amounts due and owed by the Company under the Financial Lease Agreement were paid in full, and there are no overdue payments or outstanding balances owed by the Company as of the date hereof.

10.12.

The Company holds valid property title to or valid right to use all fixed assets (equipment, machinery, production facilities, other assets) included in the Locked Box Accounts, or in any event purchased and still held (although completely amortized), free and clear of any Encumbrances (collectively, the “Assets”). The Assets are in all respects in good operating condition and repair, normal wear and tear excepted. All of the Assets are kept and maintained in compliance with Laws. The Company has, and at the Closing will have, good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all the Assets, used in or necessary for the conduct or operation of their business in the same manner as currently conducted.

11.	Material Contracts

11.1.

All Material Contracts are valid, binding, in full force and effect and fully enforceable in accordance with their terms and neither the Company, nor the relevant counterparty, is in breach of any Material Contract. Appendix 11.1 lists all the Material Contracts to which the Company is party. All copies of the Material Contracts uploaded in the VDR are true and complete copies thereof and such original documents are authentic, accurate, complete, and not misleading.

11.2.

None of the agreements to which the Company is a party (including purchase or confirmation orders) contains clauses providing for (a) the consent of the other party (including change of Control clauses) or parties thereto being required for the implementation of the Transaction (unless such consent has been obtained) and (b) the payment of any material penalty or change (including termination) of any material terms, upon a (direct or indirect) change of shareholding of the Company, all with the sole exception of the agreements listed under Appendix 11.2.

11.3.

The Company is not in default or breach (with or without notice or lapse of time or both) in any material respect under the terms of the Material Contracts. The Company has not received, as of the date of this Agreement, any written notice from any counterparty to a Material Contract that such counterparty intends to terminate, or not renew upon expiration, any Material Contract.

11.4.	All Material Contracts have been entered into in the Ordinary Course of Business and by way of arm’s length bargains.

11.5.	The Company is not prevented from directly marketing and selling such products in the distribution territory of the relevant representative, agent or dealer.

11.6.

Except for the Amended and Restated Supply Agreement, the Company is not party to any confidentiality, non-competition or secrecy agreement or any arrangement restricting their right to conduct the business as currently conducted, or to compete freely with any other business, including exclusivity provisions or restrictions on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on.

11.7.	None of the suppliers and/or third-party services providers working with the Company are subject to the economic dependence of the Company.

11.8.

To the best of Seller’s knowledge, there are no circumstances or information based on which it may be inferred that any customers or suppliers of the Company intend to terminate, interrupt or cancel, on whatever basis, their commercial relationships with the Company due to the Transaction or otherwise.

11.9.

Except for those published in the applicable commercial register, there are no outstanding powers of attorney, proxies or other deed of granting representative powers granted by the Company to any Person.

12.	Litigation

12.1.

There are no, and for the past 3 (three) years have been no, Actions, pending or threatened in writing or to the best of Seller’s knowledge, otherwise against, by or involving the Company as well as any of the Products, assets, liabilities and contractual relationships, nor against their directors, statutory auditors, officers, Representatives, agents and Employees arising out of or in connection with their relationship with the Company. The Company is under no investigations or inspections in connection with labor, employment, agency, social security and insurance matters, and is not subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge.

12.2.

No claims, complaints, demands or notices have been received by the Company, alleging or specifying any non-compliance with or liability under any Laws or contract and no circumstances exist which are reasonably likely to result in the same being received.

12.3.

The Company is not subject to or bound by any judgement, order, injunction, rule or decree of any Authority or arbitral body that have not yet been fully enforced or, in any event, have not yet become final.

12.4.	The Company is not subject to or bound by any settlement agreement that still has outstanding effects and obligations on the Company.

12.5.

The Company did not receive any written decisions, decrees, communications, notices, inspections or charges of breach of any applicable Law or other provisions from any Authority which could reasonably be expected to give rise to any obligation to pay a fine or which could reasonably be expected to have a materially adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company.

13.	Intellectual Property

13.1.

Appendix 13.1 lists (i) all Intellectual Property that is owned or purported to be owned (including all Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, Internet domain names, social media accounts (collectively, the “Registered Intellectual Property”) and unregistered Intellectual Property) by the Company (the “Owned Intellectual Property”), and (ii) all other Intellectual Property that is practiced, used or held for use by the Company in its business(the “Licensed Intellectual Property”). All Registered Intellectual Property is subsisting, valid and enforceable. The Company (a) owns (as sole and exclusive owner) all Owned Intellectual Property, and (b) has valid and enforceable rights, pursuant to a valid, written IP License, to use all Licensed Intellectual Property that are used in the Company’s business as now conducted, including all the Intellectual Properties related to food, processing, manufacturing, production and transformation.

13.2.

The Owned Intellectual Property is (i) fully valid and enforceable under the applicable Law; (ii) wholly and exclusively owned by the Company; (iii) freely transferable to third parties without any payment; and (iv) free and clear from any Encumbrances.

13.3.

All taxes, fees and expenses which are necessary to ensure the continued validity of the registration of the Owned Intellectual Property or payable to any relevant registry in respect of the Owned Intellectual Property have been paid in full and on time, and the Company has taken any other actions and/or measures as necessary to prevent – to the extent permitted under applicable laws – forfeiture, waiver, termination or expiration of any such application, registration and/or renewal of such rights.

13.4.

The Company has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all the Licensed Intellectual Properties, used in or necessary for the conduct or operation of their business in the same manner as currently conducted.

13.5.

All agreements under which the Company uses the Licensed Intellectual Property are in full force and effect and have not been revoked or terminated nor will be revoked, terminated or modified as a result of any transactions contemplated by this Agreement. Licensed Intellectual Properties are used under valid and enforceable title and agreement, all royalties have been full paid, and no violation, breaches or default have been occurred thereon.

13.6.

The Company and the conduct and operation of its business have not infringed, misappropriated, diluted or otherwise violated, and do not currently infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person. There are no third party claims, oppositions, invalidity actions, nor are there any other judicial administrative or other proceedings, pending or threatened in writing, alleging any of the foregoing, and no circumstances exist which might reasonably give rise to any such claims or proceedings, in relation to any of the Owned Intellectual Property or the Licensed Intellectual Property (including, without limitation, any trademarks) in the territories in which they are registered or marketed, including without limitation, nor has any such Owned Intellectual Property been challenged, opposed, or otherwise disputed in any jurisdiction.

13.7.

To the best of Sellers’ knowledge, No Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property. No such claims have been made against any Person by the Company.

13.8.	There is no agreement to use jointly or in common any Owned Intellectual Property or any Licensed Intellectual Property between the Company and third parties.

13.9.

There are no claims, nor are there any judicial or other proceedings, pending or threatened in writing, which relate to any Owned Intellectual Property and any Licensed Intellectual Property and, there are no facts or circumstances that may give rise to such claims.

13.10.

All adequate steps, measures and precautions compliant with industry standards and best practices have been taken in order to preserve the confidentiality and integrity of the confidential information (including know-how and trade secrets) relevant to the business of the Company, and there have been and there is no unauthorized access, use, or disclosure of such confidential information. The Company has not disclosed or authorized or consented to the disclosure of any trade secret material to the business of any Person other than pursuant to a valid and enforceable written agreement adequately restricting the disclosure and use of such trade secret.

13.11.

None of the Employees or former employees, current or former directors and executives of the Company nor any Consultants or former consultants or third party, including, but not limited to, universities and research institutions, who may have been involved in the elaboration, research and development activities for the Company are entitled to claim ownership rights or rights to receive any payment or fair compensation with respect to any Owned Intellectual Property nor have they claimed these rights either through judicial or non-judicial claims. All Employees, former employees, current and former directors and executives of the Company, and any Consultants, former consultants and other third parties involved in the development of material Intellectual Property for the Company have executed valid and enforceable written agreements with the Company, pursuant to which each such Person has assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s involvement, employment or retention thereby, and which assignment is valid under applicable Law. Any remuneration or compensation due to the Employees or former employees, Consultants or former consultants, current or former directors and executives including that covering any creative or inventive activities that may have been carried out by any of such Employees or former employees, Consultants or former consultants, current or former directors and executives, whether in the course or outside the performance of their employment obligations vis-à-vis the Company, has been duly paid.

13.12.	The Company has not developed any in-house software programs.

14.	IT System

14.1.

The information and communication technologies used by the Company (including hardware, proprietary and third-party software, services hardware and networks, peripherals, and associated documentation) (the “IT Systems”) (i) are functioning properly to pursue business matters in the ordinary course, (ii) do not contain any defects, viruses, bugs, or other contaminants (including logic bombs, worms, trap doors, Trojan horses or other similar destructive programs or codes), (iii) have adequate capability and capacity for the requirements of the business of the Company as currently carried on, and (iv) have been regularly and satisfactorily maintained and have the benefit of adequate warranty, maintenance, support, and services agreements. The Company has implemented and maintained a reasonable back-up and disaster recovery arrangement in the event of a failure of the IT Systems.

14.2.	The Company takes and has taken reasonable measures in place to ensure the security of the IT Systems and the confidentiality and integrity of all data stored in them.

14.3.

There has been no failure, breakdown, defect, cyber incident, or security breach of the IT Systems or any other incident which led to (i) the accidental or unlawful destruction, loss, or alteration of, or the unauthorized disclosure of or access to, Personal Data Processed by or on behalf of the Company or (ii) an extraction of trade secrets of the Company.

14.4.	There are no circumstances in which the ownership, benefit or right to use the IT Systems may be lost, or rendered liable to termination, by virtue of the performance of this Agreement.

15.	Taxes

15.1.

All Taxes with respect to the Company or for which the Company, whether or not shown as due and payable on any Tax return, communications or other documents in respect of Taxes, has been liable, have been duly and timely paid pursuant to applicable Law, and/or if the relevant payment terms are not elapsed yet, adequate provisions and accruals have been accounted for in accordance with GAAP.

15.2.

All Tax returns and other documents in respect of Taxes required to be filed with any competent Tax Authorities by, on behalf of, or with respect to the Company have been timely and correctly filed in accordance with all applicable Law. All such Tax returns are true, complete and correct in all respects, have been made on a proper basis, in accordance with the applicable Laws, duly reflecting all Tax liabilities covered by them, and are supported by all the necessary documentation.

15.3.

No audit, investigation, issue, claim, dispute or proceeding for Taxes by any Tax Authority is still pending and/or for which any actual or potential liability is still outstanding. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return, or the period for assessment or collection of any Taxes, of or with respect to the Company.

15.4.

All necessary information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been made or given have been properly and duly submitted by or with respect to the Company to the competent Tax Authority as of the Closing Date and all information, notices, computations, assessments and returns submitted by or with respect to the Company are true and accurate pursuant to applicable Law, properly reflect all liabilities for Taxes of or with respect to the Company for the periods covered thereby and are not the subject of any dispute, nor, to the best of Seller’s knowledge, are likely to become the subject of any dispute with such Tax Authorities.

15.5.

All Taxes due prior to the Closing Date have been timely and properly calculated and paid in compliance with the applicable Law or have been adequately calculated and provisioned in compliance with the applicable Law.

15.6.

The Company has withheld and paid Taxes required to have been withheld and paid in connection with amounts paid or owing to, but not limited to, any Employee, non-employee, creditor, member/unitholder, or other third-party and the Company has obtained all the relevant documentation required by Law to apply any exempted and/or reduced withholding Tax.

15.7.

The Company, in compliance with the applicable Law, has collected all sales and use, value added Tax, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable Law.

15.8.

The Tax basis of the assets of the Company for purposes of determining such assets’ future amortization, depreciation and other income and other direct Tax deductions is accurately reflected on the books and records of the Company.

15.9.	Any Tax Credit as of the Closing Date is duly and correctly determined and reflected on the books and records of the Company.

15.10.

All intra-group transactions to which the Company (including any transaction with any Related Party) is (or has been) a party, have been carried out at arms’ length and in accordance with the applicable Laws. Adequate and appropriate documentation is maintained by the Company to prove the arm’s length conditions of such transactions.

15.11.

The Company does not have any permanent establishment in any foreign country that may give rise to taxation of income or property of the Company in such foreign country, or which is subject to regulatory supervision.

15.12.	No liability in respect of Taxes (whether as a primary or joint liability) has arisen or will arise for the Company by reason of any reorganization prior to the Closing.

15.13.

The Company has not been a party to, nor has it been otherwise involved in, any transaction, scheme or arrangement the main purpose of which, or one of the main purposes of which, is or was the avoidance or deferral of a liability to Tax or the Tax benefit.

15.14.

The Company is not party to or bound by any Tax allocation, sharing, or indemnity agreements or arrangements as a transferee or successor (excluding, for the avoidance of doubt, any commercial agreements or contracts not primarily related to Taxes) and does not have any liability for Taxes of another Person (including under Section 1.1502-6 of the U.S. Treasury Regulations, or any similar provision of state, local, or non-U.S. Law).

15.15.

The Company will not be required to include any item of income in, or exclude any items of deductions from, taxable income for taxable period (or portion thereof) beginning after the Locked Box Date as a result of (i) a charge in (or use of an incorrect method of) accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising prior to the Locked Box Date, (iii) a prepaid amount received or deferred revenue realized on or prior to the Locked Box Date, or (iv) a “closing agreement” as described in Section 7121 of the U.S. Tax Code (or any corresponding or similar provision of non-U.S., state or local income Tax Law) executed prior to the Locked Box Date.

15.16.	There are no liens on any of the assets of the Company attributable to Taxes, except for statutory liens for Taxes that are not yet due and payable.

15.17.	The Company is, and has been since its formation, treated as an entity that is disregarded as separate from its owner for US federal tax purposes.

16.	Financing and Guarantee

16.1.

Appendix 16.1 contains a true, correct, complete and detailed list, as at the Signing Date, of all the financial arrangements to which the Company is party, including but not limited to (the “Financial Arrangements”):

(i)	the bank, credit or other lending or financing transactions or other form of financial indebtedness outstanding or available to the Company, including under any finance lease agreement;

(ii)	all the bank accounts opened in the name of the Company;

(iii)	certain Bond Resolution adopted by the Development Authority of Bacon County on October 24, 2023 and all agreements related thereto; and

(iv)

Encumbrances (including any comfort letter, patronage letter and/or security interests) issued, created or granted, in whichever form, (x) by any Person (including Seller or any of its Affiliates, where applicable), in the interest, for the benefit, or to secure any obligations, of the Company; or (y) by the Company, also in the interest, or to secure obligations, of any other Person (the “Guarantees”).

16.2.	Save for the Financial Arrangements, the Company is not party to any additional financial arrangement of any nature.

16.3.

Save for the Guarantees, the Company (i) has not granted any additional guarantees of any nature in favor of third parties, and (ii) has not received from third parties (including Seller) any guarantees of any nature.

16.4.

No event which may cause the enforcement of any Guarantee has occurred, and the execution of this Agreement as well as the consummation of the Transaction will not cause the enforcement of any Guarantee.

16.5.

All the Financial Arrangements are in full force and effect and there has been, on the part of the Company, no event of default or delay of payment of principal or interest in respect thereof, and neither Seller nor the Company have received written demand or notice from any counterparty of any Financial Arrangement of money requiring repayment or indicating the intention of any such counterparty to enforce any security and there are no circumstances likely to give rise to any such demand or notice.

16.6.

The Company has not provided a loan or other financial facility to any Person (other than trade credit arising in the normal course of business) which remains outstanding as at the Signing Date. The Company is not obliged to provide a loan or financial facility of that kind in the future.

16.7.

Except as otherwise expressly set forth in Clause 8.5, the execution of this Agreement and the consummation of the Transaction: (i) will not be interpreted by any third party of any kind whatsoever in a way and/or as a circumstance which may allow such third party to accelerate, terminate, withdraw from, amend, any Financial Arrangements; (ii) will not conflict with, or result in the breach of, or constitute a default under any Financial Arrangement.

17.	Employment

17.1.

Appendix 17.1 contains the list and break down by category and contractual level of all the employees of the Company as of the date hereof (the “Employees”), including their (i) payroll number and principal place of business/workplace; (ii) name or employee identification number, (iii) principal work location (including country, state (if applicable)); (iv) type of contract and function/position title; (v) whether classified as exempt or non-exempt for wage and hour purposes (if applicable); (vi) starting date of employment and recognized service; (vii) economic treatment (including gross annual salary or hourly wage, variable compensation and benefits and whether paid on a salaried or hourly basis); (viii) immigration status (if any); (ix) full-time or part-time status; and (x) leave status (i.e., active or inactive and if inactive, the type of leave and estimated duration). During their employment relationships with the Company, all the Employees have always worked exclusively for the Company. There are no employees other than the Employees, nor other treatment other than those specified under Appendix 17.1.

17.2.

There are no business finders, directors, self-employed persons, trainees, independent contractors and consultants of the Company, temporary workers and any individual rendering services to the Company at any title and under any contractual scheme (collectively, the “Consultants”), along with details of the type of contract, nature of services, their location (by state and country), the relevant starting and expiry date, where applicable, the gross annual fixed compensation and any other form of remuneration and/or compensation, including severance entitlements, where applicable of the Company. There are no consultants, nor other economic treatments. There are no agency relationships in place. All former agency relationships have been executed and performed in compliance with applicable Laws, collective agreements and the relevant contractual obligations.

17.3.

All the Employees are duly recorded in the appropriate books and documents, and the relevant relationships are, and have been, established in compliance with all applicable laws including, without limitation, enrolment in registers/accounting books/records, and any mandatory communications to the relevant competent authorities has been made (including the comunicazione UNILAV per assunzione).

17.4.

There are no directors of the Company who have – in parallel to their corporate office – an employment relationship with the Company. No directorship agreements are currently in force between the Company and any director.

17.5.

There are no individuals other than the Employees who can validly claim the existence and/or the establishment of an employment relationship with the Company and/or the payment of employment-related entitlements, nor any such claim and/or requests of payments may be validly raised by third parties (including competent authorities). No Employee is entitled to be reclassified in a higher/lower employment level/ranking and, as a result, to a higher salary and/or any other benefits, including social security contributions, or, alternatively, may claim for demotion/de-qualification and, as a result, be entitled to damages. No Employee hired for a fixed term (including fixed-term seasonal employees) – nor Authority – is entitled to claim the existence of an open-term employment relationship with the Company. No fixed-term seasonal employees – nor Authority – is entitled to claim the existence of a not seasonal / “ordinary” fixed-term relationship with the Company. No Employee and no former employees have ever performed duties and/or activities in favor of group companies different from the Company.

17.6.

All the Employees and former employees are, and have been, validly employed in accordance with the applicable Laws in all respects and applicable Labor Agreements, individual employment contracts, and policies. The Company has complied and is in compliance with all the applicable Laws and applicable Labor Agreements, individual employment contracts, policies and practices, as the case may be, relating to employment, employment practices or labor, including all such Laws relating to its establishment and its termination, labor relations, equal employment, fair employment practices, severance pay, vacation or other paid time off, discrimination, harassment, retaliation, whistleblowing, visas, unemployment, employee trainings and notices, terms and conditions of employment, plant closures and layoffs (including the WARN Act), employee and independent contractor classification, employee leasing, automated employment decision tools

(including artificial intelligence), work status, pay equity and workers’ compensation, social security contributions, insurance premiums and health and safety at the workplace, including but not limited to remuneration, working time, wages and hours, (including wage payments, minimum wage, and overtime), hiring, ranking, holidays, rests, employee leave issues, immigration status (including the completion of Forms I-9 for all U.S. employees), data protection and Taxes, as well as with any applicable Laws and all regulations on fixed-term work, seasonal work and on temporary work. The Company was/is fully compliant with mandatory hiring legislation (including without limitation Law no. 68 dated March 12, 1999).

17.7.

Each individual who is providing or within the past 3 (three) years has provided services to the Company and is or was classified and treated as a (y) independent contractor, consultant, leased employee, or other non-employee service provider, or (z) exempt employee, in each case, is and has been properly classified and treated as such for all applicable purposes.

17.8.

All Employees and former employees of the Company are, and have been, duly and properly remunerated for all the services performed in the course of their relationship with the Company in compliance with the applicable Laws and the terms of the applicable Labor Agreements or individual employment contracts, policies and practices.

17.9.

All amounts which have matured in favor of the Employees and former employees but are not yet payable, appropriate accruals and funds sufficient to cover the relevant payments have been fully and correctly set aside in the Locked Box Accounts or in the books and records of the Company. With respect to the remuneration paid to the Employees and former employees, all contributions and premiums have been made relating to mandatory health insurance, social security and Tax withholdings as required by the applicable Laws and collective employment agreements.

17.10.

The Company is not, and has never been, in violation or breach of, or default under, any contract and/or provision of Laws/collective agreements with the Consultants. All Consultants, former agents and former consultants, are, and have been duly compensated for their services, any relevant payment obligation (including, but not limited to, social security contributions, insurance premiums and Tax withholdings) has been fully and timely complied with or adequately reserved for in accordance with accounting principles, and there are no outstanding amounts to be paid to them. Any amount due to the Consultants and whose contractual relationship with the Company shall terminate on or before the Closing shall be duly and timely paid and/or reserved and no other outstanding amount shall be due in relation to any such termination after the Closing.

17.11.

There are no collective agreements at any level (national, company and territorial levels) applied by the Company or to which the Company is a party to or bound by (the “Collective Agreements”). No special conditions of employment other than those provided by the Laws and the Collective Agreements are in place at individual or collective level. The Company complies and has fully complied in all respects with its obligations with respect to employees’ representation, labor relations, collective bargaining and union rights and temporary work-furlough schemes. The Company has no notice or consultation obligations to any labor union, labor organization or works council in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement. There are no internal works councils instated at the Company.

There are no Employees who have joined trade unions. There are no industrial or trade disputes with any trade union or other similar body representing any of the employees which involve the Company. The Company is not engaged in any respect in any unfair labor practice. No actual or, to the best of Seller’s knowledge, threatened strikes, walkouts, work stoppages, lockouts, hand billing, work showdowns, picketing, unfair labor practice charges, material labor grievances, labor arbitrations, other material collective bargaining disputes, or other similar events have occurred over the last 5 (five) years. To the best of Seller’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, nor has any such actual or threatened organizational effort taken place in the past 5 (five) years.

17.12.

In the past 3 (three) years, (i) no allegations of sexual harassment or sexual misconduct have been made against any current or former director (in his or her capacity as such), officer, or employee of the Company, and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, director, supervisor, or other employee. The Company has promptly, thoroughly and impartially investigated all reported employment discrimination and sexual harassment allegations of, or against, any employee and taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company into material disrepute.

17.13.

To the best of Seller’s knowledge: (A) no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company; and (B) no current Employee of the Company with annualized compensation at or above USD $150,000 has provided notice of resignation or intent to terminate his or her employment prior to the 1 (one) year anniversary of the Closing Date.

17.14.

In the last 3 (three) years, there has not been any material Action existing, pending or threatened by or in respect of any of the Employees, former Employees, or any current or former independent contractors, workers or consultants of the Company in respect of their employment or engagement or any matter arising therefrom.

17.15.

All Employees of the Company have provided appropriate documentation to work in the jurisdiction in which they work and are lawfully authorized to do so. The Company has not (i) been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration or enforcement of federal immigration laws or (ii) received any “no match” notices from ICE, the Social Security Administration, or the IRS.

17.16.

Appendix 17.16 sets forth a correct and complete list of each material U.S. Benefit Plan, and the Company has provided a true, correct and complete copy of all such plans to the Purchaser as well as any non-routine correspondence with any governmental Authority regarding such plans.

17.17.	Each U.S. Benefit Plan has been established, maintained and administered in accordance with its terms and in material compliance with all applicable Laws, including ERISA or the U.S Tax Code.

17.18.

The Company does not maintain, sponsor, participate in, or contribute to or have any liability (contingent or otherwise) with respect to any plan subject to Title IV of ERISA, Section 412 of the U.S. Tax Code or Section 302 of ERISA, including any multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA). No U.S. Benefit Plan provides for retiree life or health or welfare insurance benefits or coverage for any participant or any beneficiary of a participant beyond the termination of an employee’s employment, except as may be required by applicable Law and at the sole expense of such participant or the participant’s beneficiary. No U.S. Benefit Plan provides for any the gross-up or reimburse to any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the U.S. Tax Code or otherwise.

17.19.

Each U.S. Benefit Plan which is a “group health plan” for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “Affordable Care Act”) has been maintained and administered in compliance with the Affordable Care Act.

17.20.

With respect to each U.S. Benefit Plan, (i) no Actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the knowledge of the Company, threatened against any U.S. Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any U.S. Benefit Plan with respect to the operation thereof, and (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, suits, claims, audits, inquiries, proceedings or lawsuits. No event has occurred, and to the knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the U.S. Tax Code or other Laws.

17.21.

The Company has filed or caused to be filed, within the times and in the manner prescribed by the applicable Laws, all social security and insurance returns and social security and insurance reports which are required to be filed in relation to the Employees and former employees, the agents and former agents, and the Consultants and former consultants.

17.22.

All social security and insurance premiums owing from the Company in relation to the Employees and Consultants after the reference date of the Locked Box Accounts and until the Closing Date will be paid or adequately provided for or reserved against in the books and records of the Company prior to the Closing.

17.23.

In the last 3 (three) years, the Company has not entered into or applied for any collective layoff or subsidized employment procedure (also entailing suspension from work/reduction working time) concerning the Employees and former employees, nor is any such procedure outstanding or any application therefor pending, including any “mass layoffs” or “plant closings” as defined under the WARN Act. There are no secondments to the Company or of Employees to third parties. All former secondments concerning the Company have been executed and performed in compliance with applicable Laws and the relevant contractual obligations.

17.24.

The Company has not introduced, or has agreed to introduce, any membership interest incentive scheme or membership interests option scheme for any Employee or Consultant. There are no supplementary schemes/insurance other than the State mandatory pension scheme. There are no contracts, resolutions or other arrangements providing for “golden parachutes”, stability agreements, non-compete covenants, confidentiality agreements, clauses providing for extension of notice period, restrictions on termination and/or special terms of termination of employment/contractual/corporate relationships, extraordinary entitlements, commitments vis-à-vis trade unions and works council, commitments to make specific investments or to guarantee a certain total number of employees, or to maintain or hire/re-hire certain/a specific number of employees.

17.25.

No Employee or Consultant is entitled to any payment as a result of the completion of the Transaction contemplated hereunder such as premium or incentive, and the Transaction will not accelerate the time of payment, funding or vesting of any compensation or benefit due to any such individual or result in “excess parachute payments” within the meaning of Section 280G of the U.S. Tax Code.

17.26.

Except for the Employees, no other Person (including Consultants, former agents and consultants, etc.) has a valid right to claim the status of employee (if they do not currently have employment status), permanent employees (if they currently are under a fixed-term employment agreement, including seasonal ones) of the Company, or other form of recharacterization of their relationships with the Company, or the performance of working activities at any title, and/or the violation of provisions applicable to the contractual relationship allegedly entertained, nor any such claim and/or requests of payments may be validly raised by third parties (including competent authorities), or which would otherwise entitle such Persons, or any trade union, labor and social security Authority or government agency, to collect from the Company any wages, benefits, severance indemnities, social security charges or any other sum of any nature. Furthermore, there are no Persons, including the Consultants, former agents and consultants, who have provided services to the Company in such a manner as to allow any of them to claim that they should be qualified as employees of the Company and/or in relation to their compensation, economic and regulatory treatment de facto applied to each of them.

17.27.

None of the work accidents and/or occupational diseases occurred at the Company’s premises in the last 10 (ten) years as of the date hereof have resulted in the death or serious disability of any Employees (as well as all employees and non-employees whose employment contracts have terminated in the last 5 (five) years from the date hereof) and/or may result in any liability/expenditure/damages for the Company.

17.28.

The Company has not entered into any service agreements in relation to the business activities carried out by the same - i.e., treatment of tomatoes and preparation of ready-made sauces. All current and former agreements/relationships entered into by the Company for the purchase of raw materials and for the transportation of such materials are genuine, comply, and have complied, in all material respects with, and have been performed in all material respects in compliance with, any applicable Laws and regulations. To the best of Seller’s knowledge, the companies from which La Regina purchases raw materials and that carry out transportation activities, and any relevant third parties to which such activities are outsourced, are duly and properly organized to carry out their activities and act in compliance with applicable Laws, also under an immigration and H&S perspective, including with reference to establishment of employment relationships of the workforce involved, relevant economic and legal/national collective agreements treatments.

18.	Environmental

18.1.

The Company and the Real Properties have always complied and comply with all applicable Environmental Laws. There are no facts and/or circumstances which cause or may cause the business activity of the Company to be suspended, interrupted, terminated, and/or negatively affected.

18.2.

The Company and the Real Properties have always held and holds all Authorizations pursuant to any applicable Environmental Laws for the conduction of the business activity, and have always complied and comply with all the prescriptions and conditions set forth by such Authorizations. There are no facts and/or circumstances which result or may result in any Authorizations pursuant to Environmental Laws being (even partially) annulled, terminated, revoked, suspended, jeopardized, varied or modified, or which prejudice or may prejudice its renewal, extension, prorogation or transfer. The validity of any such Authorizations will not be affected by the completion of the Transaction.

18.3.	Any Dangerous Substances have always been managed and are managed in compliance with the Environmental Laws and any Authorizations pursuant to such Laws.

18.4.

The Company has never received any notice or other communication by any Authority and/or other third parties from which it appears that: (i) the Company has been, is or may be in violation of any Environmental Laws and/or Authorizations pursuant to such Laws; (ii) any Authorization pursuant to any Environmental Law may be subject to (even partial) revocation, loss, annulment, negative modification, invalidity, suspension, early termination or denied renewal; and/or (iii) the Company may be subject to the application of sanctions of any kind with reference to the Environmental Laws and/or Authorizations under such Laws.

18.5.

No director, officer, executive, member or employee of the Company nor the Company itself are engaged in any proceeding, in USA or abroad, whether administrative or judicial, prosecution, litigation, arbitration or settlement Action, concerning Environmental Laws, Authorizations pursuant to Environmental Laws, and/or Dangerous Substances and to the best of Seller’s knowledge, there are no facts and/or circumstances which can give rise to such proceedings by or against any director, officer, executive, member or employee the Company and/or the Company itself.

18.6.

To the best of Seller’s knowledge, after due enquiry, all the Real Properties (as well as any property, plant and/or asset previously owned, leased or otherwise used by the Company), including the soil, subsoil and groundwater thereunder, are free from any contamination. No Real Property is included on or referred to in any register of contaminated land or any similar record or register nor are there any facts or circumstances which are likely to lead to registration in the future. The Company has never been and is not responsible (wholly or in part) for any remedial Action in relation to any Real Properties and/or third-party real properties and is not subject to any investigation or inquiry by any Authority in relation to any Real Properties and/or third-party real properties.

18.7.

To the best of Seller’s knowledge, after due enquiry, no Real Property includes aboveground and/or underground storage tanks (whether in use or disused) which have had and/or have any leakages and/or spills.

18.8.

The Company has made available to Purchaser all material environmental assessments, audits, reports, and other material environmental, health or safety documents relating to their current or former properties, facilities, or operations, in each case which are in their possession or reasonable Control.

19.	Intra-group transactions

19.1.	Appendix 19.1 contains a detailed list of all the existing arrangements, agreements, transactions and/or relationships between the Company and any of their Related Parties.

19.2.

All the arrangements, agreements, transactions and/or relationships of any kind between the Company and their Related Parties have been executed and performed in full compliance with the applicable Laws, and, also with respect to intragroup-transactions, with Laws on transfer pricing and have been carried out at arm’s length.

20.	Trade Restrictions

20.1.	The Company has implemented the necessary means to comply with the Trade Restrictions (including but not limited to procedures, tools, and human resources).

20.2.	The Company and its directors, members, officers, employees, agents, and any other Person acting for or on behalf of the Company complies, and has complied, with the Trade Restrictions.

20.3.

For a period of 10 (ten) years prior to the Signing Date and the Closing Date (included), neither the Company, nor any of its directors, shareholders, officers, employees, agents, nor any other Person acting for or on behalf of the Company is or has been a Person with whom transactions are prohibited or limited under Trade Restrictions.

20.4.

There are no current or pending investigations or proceedings by any Authority/governmental Authority with respect to Trade Restrictions related to the Company (whether as a result of a self-disclosure or at the initiative by any Authority/governmental Authority).

21.	Anti-Corruption

21.1.	The Company and its directors, members, officers, employees, agents, and any other Person acting for or on behalf of the Company complies, and has complied, with all Anti-Corruption Laws.

21.2.

For the 5 (five) years prior the Signing Date and the Closing Date (included), neither the Company, nor any of their directors, members, officers, employees, agents, nor any other Person acting for or on behalf of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage in violation of Anti-Corruption Laws.

22.	Compliance with Laws

22.1.	The Company complies, and has always complied with, all applicable Laws, including Food Laws.

22.2.

None of Seller, the Company, any director, nor, to the best of Seller’s knowledge, officer, employee or any other Person, acting for or on behalf of the same, has carried out, directly or indirectly - since its incorporation - any action that would result in a violation of any applicable anti-money laundering Laws.

22.2.1.

All Products are, and for the past 5 (five) years have been, (i) in compliance with applicable Food Laws, (ii) manufactured in compliance with current good manufacturing practices pursuant to 21 C.F.R. Part 110 (Good Manufacturing Practices for Food) and 21 C.F.R. Part 117 (Hazard Analysis and Risk Based Controls), (iii) tested in accordance with established protocols sufficient to release the Products for sale in accordance with applicable Laws, and (iv) considered suitable for their intended use.

22.2.2.

For the past 5 (five) years, no Product has been recalled (whether voluntarily or otherwise), withdrawn, suspended or discontinued due to concerns over potential harm to human health or safety, or regulatory compliance. For the past 5 (five) years, neither the U.S. Food and Drug Administration (“FDA”), the U.S. Department of Agriculture (“USDA”), the Federal Trade Commission (FTC), nor any other Authority has initiated any Action or proceeding against the Company in connection with the Products and, to the Company’s knowledge, no Action or proceeding is threatened.

22.2.3.

For the past 5 (five) years, the Company has not had any Product or manufacturing site subject to an Authority (including FDA) shutdown or import or export prohibition or received any Form 483 or other Authority notice of inspectional observations, “warning letters,” “untitled letters,” or requests or requirements to make material changes to the Products. To the Company’s knowledge, there are no such Actions threatened, or facts or circumstances in existence that would reasonably be expected to result in any such notice or Action.

22.2.4.	The Company has made available true, correct, and complete copies of any and all material documents received from the FDA, USDA, or any other Authority charged with enforcing applicable Food Laws.

22.2.5.

The Company possesses scientifically reliable information and/or third-party certifications or registrations to substantiate any claims it has made regarding conformance of the Products to applicable standards, including “all natural,” “vegan,” “kosher,” “halal,” “gluten-free,” “GMO-free,” and similar claims.

23.	Authorization and sanctions subject to public law

23.1.

The Company is duly qualified and possesses all the necessary Authorizations to carry on business in each of the jurisdiction in which the ownership, operating or leasing of their assets or the conduct of its business require is to be so qualified.

24.	Data protection

24.1.

The Company, and any Person acting for or on behalf of the Company, complies, and has duly complied, with all applicable Data Protection Laws and all of the Company’s policies, notices and contractual obligations relating to the Processing of Personal Data (collectively, the “Data Protection Requirements”) in all material respects, including any other applicable implementing provisions and guidelines.

24.2.

No notice or allegation has been received in writing by the Company from the competent supervisory Authority alleging a failure to comply with the Data Protection Requirements and/or claiming a right to compensation under Data Protection Requirements; there are no facts or circumstances which may give rise or form the basis to any of the foregoing.

24.3.

The Company has implemented and maintained reasonable and appropriate security procedures and practices, including technical and organizational measures in order to prevent unlawful and unauthorized Processing of Personal Data held by the Company, and in compliance with applicable Data Protection Laws. The Company has taken reasonable steps to ensure that any third party with access to Personal Data collected by or on behalf of the Company has implemented and maintains the same. No third party has provided any Personal Data to the Company in violation of applicable Data Protection Laws.

24.4.

The Company has not suffered any material data breaches, unauthorized access to, encryption, use or disclosure of, or other material adverse events or incidents related to any data or Personal Data Processed by or on behalf of the Company, except for those that have been duly notified (where required by Law) and fully remedied without resulting in any outstanding liability, investigation or sanction.

24.5.

All transfers of Personal Data outside the European Economic Area have been and are carried out in material compliance with the Data Protection Laws, including the requirements set forth in Chapter V of the GDPR.

24.6.

The Company is not subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company from Processing any Personal Data in the manner in which the Company Processed such Personal Data prior to the Closing.

25.	Insurance

25.1.

The Company maintains insurance coverage in accordance with prudent business practice for insurable risks to which it is subject. Each of such insurance policies is valid and in full force and effect, or has been timely replaced with similar insurance policies, unless the insured risk has ceased. All premiums due and payable under each of such insurance policies have been paid in accordance with the applicable payment terms and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

25.2.	As the date of this Agreement, there is no claim pending under any such policy.

26.	Grants and Subsidies

26.1.

Any grant, subsidy or financial assistance, including the Financial Lease Agreement, from any government department or agency or any local or other Authority (including grant of favorable Tax or social contribution treatment) from which the Company has benefited or is benefiting (“Grants and Subsidies”) have been properly and lawfully obtained, in accordance with applicable Laws.

26.2.

With reference to the Grants and Subsidies, the Company: (a) has fulfilled all obligations and complied with all requirements imposed by applicable Laws and/or the relevant granting or subsequent measures; (b) regularly keeps and has kept all the relevant documentation in accordance with the requirements imposed by the Laws and/or the relevant granting or subsequent measures.

26.3.

The Company has not engaged in any conduct or omissions that, nor are there any circumstances which may result in the forfeiture or revocation of any of the Grants and Subsidies or the obligation of the Company to provide for the full or partial repayment thereof.

27.	Due Diligence Information and Documents

27.1.

All information contained in the Due Diligence Information and Documents and disclosed to the Purchaser or any of its advisors by Seller or any of their Representatives in connection with the Purchaser’s evaluation of the execution of this Agreement are true, correct and accurate in any material respect and not misleading at the time of their disclosure and remain true and accurate and not misleading up to Closing Date.

27.2.	The Purchaser has not intentionally omitted or failed to include any information or document which would have been material for the Purchaser in evaluating the Transaction and its investment.

28.	No brokerage fees

28.1.

Seller has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the Transaction, the payment of which can be validly claimed from Purchaser and/or the Company.